Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CITRIX SYSTEMS, INC.,

HAL ACQUISITION CORPORATION

AND

NET6, INC.

Dated as of November 21, 2004

3.25	Employee Matters and Benefit Plans	33
3.26	Employment Matters	35
3.27	Foreign Corrupt Practices Act	39
3.28	Approvals	39
3.29	Representations Complete	39

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		39

4.1	Organization of Parent and Merger Sub	39
4.2	Authority	39
4.3	No Conflict	40
4.4	Litigation	40
4.5	Brokers’ and Finders’ Fees	40
4.6	Financing	40

ARTICLE V—STOCKHOLDER APPROVAL		41

5.1	Stockholder Approval	41

ARTICLE VII—CONDUCT PRIOR TO THE EFFECTIVE TIME		42

6.1	Conduct of Business of the Company and Subsidiaries	42

ARTICLE VII—ADDITIONAL AGREEMENTS		43

7.1	Access to Information	43
7.2	Confidentiality	43
7.3	Public Disclosure	43
7.4	Consents	44
7.5	Conditions to the Merger; Further Assurances	44
7.6	Notification of Certain Matters	44
7.8	Benefit Arrangements	45
7.9	Company Options	45
7.10	Company Warrants	46
7.11	Termination of Company Investor Rights	46
7.12	No Solicitation	46
7.13	Resignation of Officers and Directors	47
7.14	Indemnification of Company Officers and Directors	48

ARTICLE VIII—TAX MATTERS		49

8.1	Tax Representations	49
8.2	Tax Covenants	51

ARTICLE IX—CONDITIONS TO THE MERGER		52

9.1	Conditions to Obligations of Each Party to Effect the Merger	52
9.2	Additional Conditions to Obligations of the Company	52
9.3	Additional Conditions to the Obligations of Parent and Merger Sub	53

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ARTICLE X—SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION; ESCROW		56

10.1	Survival of Representations, Warranties and Covenants	56
10.2	Indemnification	57
10.3	Limitations	57
10.4	Procedures	58
10.5	Stockholder Representative; Power of Attorney	59
10.6	No Subrogation	61
10.7	Purchase Price Adjustment	61

ARTICLE XI—TERMINATION, AMENDMENT AND WAIVER		61

11.1	Termination	61
11.2	Effect of Termination	63
11.3	Amendment	63
11.4	Extension; Waiver	63

ARTICLE XII—GENERAL PROVISIONS		64

12.1	Notices	64
12.2	Interpretation	65
12.3	Counterparts	65
12.4	Entire Agreement; Assignment	65
12.5	Severability	65
12.6	Other Remedies	66
12.7	Governing Law	66
12.8	Rules of Construction	66
12.9	Specific Performance	66
12.10	Expenses	66
12.11	Parties in Interest	66

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 21, 2004 by and among Citrix Systems, Inc., a Delaware corporation (“Parent”), Hal Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Net6, Inc., a Delaware corporation (the “Company”), and Tim Guleri as the stockholder representative (the “Stockholder Representative”).

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and, to the extent applicable, the California General Corporation Law, as amended (the “CGCL”), with the Company to be the surviving corporation of the Merger.

B. The board of directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its Stockholders, (ii) approved this Agreement, the Merger, the Escrow Agreement and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of the Company adopt and approve this Agreement, the Escrow Agreement and the other transactions contemplated by this Agreement, and approve the Merger.

C. The respective boards of directors of Parent and Merger Sub have approved this Agreement, the Merger, the Escrow Agreement and the other transactions contemplated by this Agreement.

D. Concurrently with the execution of this Agreement, and as a condition of and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Persons listed on Schedule 1 hereto is entering into a Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement:

“2000 Option Plan” shall have the meaning set forth in Section 3.3(b)(i).

“2003 Option Plan” shall have the meaning set forth in Section 3.3(b)(i).

“Accounting Referee” shall have the meaning set forth in Section 2.6(c)(v).

“Acquisition Expenses” shall mean all fees and expenses incurred by the Company or any of its Subsidiaries in connection with the Merger or the other transactions contemplated by this Agreement, including without limitation all legal, accounting, investment banking, tax, financial advisory and all other fees and expenses of third parties incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

“Acquisition Expenses Deficiency” shall mean the amount by which the Acquisition Expenses actually incurred exceed the amount of Acquisition Expenses reflected on the Closing Date Balance Sheet.

“Acquisition Proposal” shall have the meaning set forth in Section 7.12(b).

“Affiliate” shall mean, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Agreed Claims” shall have the meaning set forth in Section 10.4(d).

“Agreement” shall have the meaning set forth in the Preamble.

“Balance Sheet Date” shall have the meaning set forth in Section 3.7(a).

“Business Day” shall mean any day of the year on which national banking institutions in the State of Florida are open to the public for conducting business and are not required to close.

“Certificate of Merger” shall have the meaning set forth in Section 2.2.

“Certificates” shall have the meaning set forth in Section 2.8(b).

“CGCL” shall have the meaning set forth in Recital A.

“Claim Certificate” shall have the meaning set forth in Section 10.4(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Date Balance Sheet” shall have the meaning set forth in Section 2.6(c)(iii).

“Closing Working Capital” shall have the meaning set forth in Section 2.6(c)(iii).

“Code” shall have the meaning set forth in Section 2.6(d).

“Co-Employer” shall mean any Person that is or was considered to be a co-employer with the Company or any of its Subsidiaries.

“Company” shall have the meaning set forth in the Preamble.

“Company Authorizations” shall have the meaning set forth in Section 3.13.

“Company Balance Sheet” shall have the meaning set forth in Section 3.7(a).

“Company Capital Stock” shall mean the Company Common Stock (including the Company Restricted Stock) and the Preferred Stock, collectively.

“Company Certificate of Incorporation” shall mean the Company’s Second Amended and Restated Certificate of Incorporation.

“Company Common Stock” shall have the meaning set forth in Section 3.3(a).

“Company Customer Information” shall have the meaning set forth in Section 3.12(d).

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or ERISA Affiliates for the benefit of any Employee, or pursuant to which the Company or any of its Subsidiaries has or may have any material liability, contingent or otherwise.

“Company Financial Statements” shall have the meaning set forth in Section 3.7(a).

“Company Indemnification Obligations” shall have the meaning set forth in Section 7.14(a).

“Company Indemnified Parties” shall have the meaning set forth in Section 7.14(a).

“Company Intellectual Property” shall mean any Intellectual Property that is used or held for use in the business of the Company or any of its Subsidiaries (a) as currently conducted or (b) as currently proposed to be conducted with respect to the Company’s products and services currently under development.

“Company Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, condition (financial or other) or results of operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to perform its obligations pursuant to this Agreement and to consummate the Merger and the transactions contemplated by this Agreement in a timely manner.

“Company Option Plans” shall have the meaning set forth in Section 3.3(b)(i).

“Company Options” shall have the meaning set forth in Section 3.3(b)(i).

“Company Products” shall have the meaning set forth in Section 3.15.

“Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Company Restricted Stock” shall mean shares of Company Capital Stock that are subject to certain vesting restrictions provided for in the Company Option Plans and/or in a purchase agreement.

“Company Schedules” shall have the meaning set forth in Article III.

“Company Stockholder Requisite Approval” shall have the meaning set forth in Section 3.4.

“Company Stockholders Meeting” shall have the meaning set forth in Section 5.1(d).

“Continuing Employees” shall have the meaning set forth in Section 7.8(a).

“Contract(s)” shall have the meaning set forth in Section 3.5.

“Controls ” shall have the meaning set forth in Section 3.7(b).

“Costs” shall have the meaning set forth in Section 7.14(a).

“DGCL” shall have the meaning set forth in Recital A.

“Dissenting Share Payments” shall have the meaning set forth in Section 2.7(c).

“Dissenting Shares” shall have the meaning set forth in Section 2.7(a).

“DOL” shall mean the United States Department of Labor.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employee” shall mean any current, former or retired employee, officer or director of the Company or any of its Subsidiaries, including any employee or former employee co-employed by the Company or any of its Subsidiaries with a Co-Employer.

“Employment Agreement” shall mean any management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company, any of its Subsidiaries or any Affiliate thereof and any Employee or consultant.

“Environmental Permits” shall have the meaning set forth in Section 3.23(c).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that, together with the Company or any of its Affiliates, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Escrow Agent ” shall mean JPMorgan Chase Bank, N.A.

“Escrow Agreement ” shall have the meaning set forth in Section 9.2(c).

“Estimated Closing Date Balance Sheet” shall have the meaning set forth in Section 2.6(c)(i).

“Estimated Working Capital” shall have the meaning set forth in Section 2.6(c)(i).

“Estimated Working Capital Deficiency” shall mean the amount by which the Estimated Working Capital is less than zero dollars.

“Estimated Working Capital Excess” shall mean the amount by which the Estimated Working Capital exceeds zero dollars.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expense Certificate” shall have the meaning set forth in Section 9.3(m).

“Final Determination Date” shall have the meaning set forth in Section 2.6(c)(vi).

“Fundamental Representations ” shall have the meaning set forth in Section 10.1(a).

“GAAP” shall have the meaning set forth in Section 3.7(a).

“Governmental Entity” shall have the meaning set forth in Section 3.6.

“Hazardous Material” shall have the meaning set forth in Section 3.23(a).

“Hazardous Materials Activities” shall have the meaning set forth in Section 3.23(b).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 10.2.

“Indemnity Escrow Amount ” shall have the meaning set forth in Section 2.6(e).

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefore and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof, (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, technical data, customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefore, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefore throughout the world, (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore throughout the world, (vi) all databases and data collections and all rights therein throughout the world, (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, (viii) all Web addresses, sites and domain names and numbers, (ix) all mask works and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“IRS ” shall mean the Internal Revenue Service.

“Key Employees” shall have the meaning set forth in Section 9.2(d).

“knowledge ” (including any derivation thereof such as “known” or “knowing”) shall mean the actual knowledge of the officers and directors of the Company and its Subsidiaries including, but not limited to, Murli Thirumale, Goutham Rao, Gordon Payne, Brad Peterson and Eric Brueggeman, or any facts or circumstances that would be known after due inquiry by a Person holding a comparable office or job with comparable experience or responsibility of any of the foregoing persons.

“Law(s)” shall mean any federal, state, foreign, or local law, statute, ordinance, rule, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Lease(s)” shall have the meaning set forth in Section 3.12(a)(ii).

“Leased Real Property” shall have the meaning set forth in Section 3.12(a)(i).

“Letter of Transmittal” shall have the meaning set forth in Section 2.8(b).

“Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or encumbrance of any nature whatsoever.

“Loss(es)” shall have the meaning set forth in Section 10.2.

“Merger” shall have the meaning set forth in Recital A.

“Merger Consideration” shall have the meaning set forth in Section 2.6(a).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Nondisclosure Agreement” shall have the meaning set forth in Section 7.2.

“Nonstatutory Option” shall mean any Company Option (or portion thereof) that is not an incentive stock option within the meaning of Section 422 of the Code.

“Option Agreements” shall have the meaning set forth in Section 7.9.

“Option Exchange Ratio” shall mean 0.0373.

“Parent ” shall have the meaning set forth in the Preamble.

“Parent Common Stock” shall mean shares of common stock of Parent, par value $.001 per share.

“Payment Agent” shall have the meaning set forth in Section 2.8(a).

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Plans” shall have the meaning set forth in Section 7.8(a).

“Preferred Stock” shall have the meaning set forth in Section 3.3(a).

“Proposal” shall have the meaning set forth in Section 7.12.

“Publicly Available Software” shall mean (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or pursuant to similar licensing and distribution models and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software: (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed pursuant to any of the following licenses: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Source License (SISL), (g) the IBM Common Public License, (h) the Open SSL License, and (i) the Apache Software License, or any distribution model similar to any of the foregoing.

“Real Property” shall have the meaning set forth in Section 3.12(a)(i).

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity.

“Related Agreement(s)” shall have the meaning set forth in Section 3.4.

“Soliciting Materials” shall have the meaning set forth in Section 5.1(b).

“Stockholder Representative” shall have the meaning set forth in the Preamble.

“Stockholders” shall have the meaning set forth in Section 2.6(b).

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person or any other Subsidiary of such Person beneficially owns 50% or more of the voting or equity interests.

“Superior Proposal” shall have the meaning set forth in Section 7.12(b).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” and “Taxes” shall mean any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, social security withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever (including Tax liabilities incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Authority” shall mean any Governmental Entity responsible for the imposition or collection of any Tax.

“Tax Returns ” shall mean all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Termination Date” shall have the meaning set forth in Section 11.1(b).

“Termination Fee” shall have the meaning set forth in Section 11.2(b).

“Third Party Claim” shall have the meaning set forth in Section 10.4(c).

“Unvested Options ” shall have the meaning set forth in Section 3.3(b)(i).

“Vested Options ” shall have the meaning set forth in Section 3.3(b)(i).

“Voting Agreement” shall have the meaning set forth in Recital D.

“Warrant” shall have the meaning set forth in Section 3.3(b)(ii).

“Working Capital” shall mean for the Company and its Subsidiaries on a consolidated basis (x) total current assets minus (y) (i) total current liabilities (including the Acquisition Expenses) plus (ii) the non-current portion of any indebtedness for borrowed money.

“Working Capital Deficiency” shall have the meaning set forth in Section 2.6(c)(vii).

“Working Capital Escrow Amount” shall mean $750,000.

“Working Capital Excess” shall have the meaning set forth in Section 2.6(c)(viii).

“Working Capital Indemnity Amount” shall have the meaning set forth in Section 2.6(c)(vii).

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

2.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 11.1, the closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than three (3) Business Days, following the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts unless another place or time is agreed to by Parent and the Company. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become the debts and liabilities of the Surviving Corporation.

2.4 Certificate of Incorporation; By-laws.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in the form set forth in Exhibit C.

(b) At the Effective Time, the By-laws of the Surviving Corporation shall be amended and restated in the form set forth in Exhibit D.

2.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the By-laws of the Surviving Corporation.

2.6 Merger Consideration; Effect on Capital Stock.

(a) Merger Consideration. The aggregate consideration (the “Merger Consideration”) to be paid by Parent and Merger Sub in the Merger to holders of outstanding shares of Company Capital Stock shall be $50 million in cash, subject to adjustment as set forth in Section 2.6(c).

(b) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of shares of Company Capital Stock (the “Stockholders”), each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and extinguished and be converted into the right to receive, upon surrender of the certificate representing such share of Company Capital Stock in the manner provided in Section 2.8 hereof, the per share Merger Consideration applicable to such share of Company Capital Stock determined in accordance with Article 4B, Section 2 of the Company Certificate of Incorporation as in effect on the date hereof, treating the Merger as a liquidation, dissolution or winding-up of the Company within the meaning of such Section 2, payable upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, this Section 2.6 and the escrow provisions set forth in Section 2.6(e) and Article X hereof.

(c) Adjustment to Merger Consideration.

(i) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent (i) an estimated unaudited balance sheet (the “Estimated Closing Date Balance Sheet”) of the Company as of the Closing Date, and (ii) a certificate executed by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company stating that the Estimated Closing Date Balance Sheet has been prepared in accordance with this Section 2.6. The Estimated Closing Date Balance Sheet shall be substantially in the form of the Company Balance Sheet and shall be prepared in accordance with GAAP and on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Company Balance Sheet. The Estimated Closing Date Balance Sheet shall set forth Working Capital as of the Closing Date as derived from the Estimated Closing Date Balance Sheet (the “Estimated Working Capital”). Parent shall be given timely access to all supporting workpapers and any other documentation used in the preparation of the Estimated Closing Date Balance Sheet.

(ii) The Merger Consideration shall be increased on a dollar-for-dollar basis by the amount of the Estimated Working Capital Excess and shall be decreased on a dollar-for-dollar basis by the amount of the Estimated Working Capital Deficiency.

(iii) Within ninety (90) days of the Closing Date, Parent shall prepare and deliver to the Stockholder Representative an audited (unless Parent and the Stockholder Representative agree in writing that such balance sheet need not be audited) balance sheet (the “Closing Date Balance Sheet”) of the Company as of 11:59 p.m. on the Closing Date. The Closing Date Balance Sheet shall be substantially in the form of the Company Balance Sheet and shall be prepared in accordance with GAAP and on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Company Balance Sheet. The Closing Date Balance Sheet shall set forth Working Capital as of the Closing Date as derived from the Closing Date Balance Sheet (the “Closing Working Capital”). The Stockholder Representative shall be given timely access to all supporting workpapers and any other documentation used in the preparation of the Closing Date Balance Sheet.

(iv) The Stockholder Representative may dispute any amounts reflected on the Closing Date Balance Sheet or the calculation of Closing Working Capital; provided, however, that the Stockholder Representative shall have notified Parent in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within twenty (20) days of Parent’s delivery of the Closing Date Balance Sheet pursuant to clause (iii) above.

(v) If the Stockholder Representative shall have delivered a notice of disagreement within the twenty (20) day period referred to in Section 2.6(c)(iv), the Stockholder Representative and Parent shall, during the twenty (20) days following such delivery, use good faith efforts to reach agreement on the disputed items or amounts in order to finally determine the Closing Date Balance Sheet and/or Closing Working Capital. If the Stockholder Representative and Parent are unable to reach agreement concerning the Closing Date Balance Sheet and/or Closing Working Capital during that period, they shall promptly thereafter submit to Deloitte & Touche LLP (the “Accounting Referee”), and thereafter cause the Accounting Referee to review, the disputed items or amounts for the purpose of final determination of the Closing Date Balance Sheet and/or the calculation of Closing Working Capital. In making such determination and calculations, the Accounting Referee shall consider only those items or amounts in the Closing Date Balance Sheet and/or Parent’s calculation of Closing Working Capital as to which the Stockholder Representative has disagreed in writing. The Accounting Referee shall deliver to the Stockholder Representative and Parent as promptly as practicable (but in no event later than thirty (30) days after submission) a report setting forth the Accounting Referee’s calculation of the disputed amounts. Such report shall be final and binding upon the Stockholder Representative, Parent, the Surviving Corporation, the Stockholders, and all other parties to this Agreement and the resulting Closing Date Balance Sheet and calculation of Closing Working Capital shall be final for all purposes of this Agreement. The Parent and the Stockholders shall each pay their own fees and expenses and one-half of the costs and charges of the Accounting Referee’s review and report. The Stockholders’ share of the costs of the Accounting Referee will be deducted from the Working Capital Escrow.

(vi) The Closing Date Balance Sheet and Closing Working Capital shall be deemed conclusively determined for purposes of this Agreement upon the date (the “Final Determination Date”) that is the earlier of (x) the failure of the Stockholder Representative to notify Parent of a dispute within twenty (20) days of Parent’s delivery of the Closing Date Balance Sheet pursuant to clause (iii) above, (y) the resolution of all disputes pursuant to Section 2.6(c)(v) by agreement of Parent and the Stockholder Representative, and (z) the resolution of all disputes pursuant to Section 2.6(c)(v) by the Accounting Referee.

(vii) In the event that the Closing Working Capital is less than the Estimated Working Capital (such deficiency, the “Working Capital Deficiency”), then Parent shall issue written instructions directing the Escrow Agent to, and the Escrow Agent shall, disburse from the Working Capital Escrow Amount to Parent no later than three (3) Business Days following the Final Determination Date, an amount equal to the Working Capital Deficiency, and the amount of the Working Capital Deficiency shall be deemed a decrease to the Merger Consideration. If the Working Capital Deficiency is greater than the Working Capital Escrow Amount (such shortfall, the “Working Capital Indemnity Amount”), then Parent shall issue written instructions directing the Escrow Agent to, and the Escrow Agent shall, disburse the entire Working Capital Escrow Amount to Parent and disburse the Working Capital Indemnity Amount out of the Indemnity Escrow Amount to Parent in accordance with Section 10.2 of this Agreement and the terms of the Escrow Agreement. If the Working Capital Deficiency is less than the Working Capital Escrow Amount, then Parent shall issue written instructions directing the Escrow Agent to, and the Escrow Agent shall disburse, after making the disbursement specified in the first sentence of this Section 2.6(c)(vii), the balance of the Working Capital Escrow Amount to the Payment Agent for distribution to the Stockholders as Merger Consideration pursuant to this Section 2.6.

(viii) In the event that the Closing Working Capital exceeds the Estimated Working Capital (such excess, the “Working Capital Excess”), then (i) Parent shall pay the Working Capital Excess to the Payment Agent and the amount of the Working Capital Excess shall be deemed an increase to the Merger Consideration and (ii) Parent shall issue written instructions directing the Escrow Agent to, and the Escrow Agent shall, disburse the remaining Working Capital Escrow Amount to the Payment Agent for distribution to the Stockholders as Merger Consideration pursuant to this Section 2.6. Such amounts shall be paid no later than three (3) Business Days following the Final Determination Date.

(d) Tax Withholding. Parent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent, the Company or the Surviving Corporation determines it is required to deduct and withhold with respect to the making of such payment, or the exercise of Company Options, under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made.

(e) Escrow. At Closing, Parent, on behalf of the Stockholders, shall deposit with the Escrow Agent a portion of the Merger Consideration equal to the sum of (x) $6,000,000 in cash (the “Indemnity Escrow Amount”) and (y) the Working Capital Escrow Amount. The Stockholders shall be deemed to have deposited with the Escrow Agent (1) the Indemnity Escrow Amount to provide a source of funding to the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to Article X and (2) the Working Capital Escrow Amount to provide a source of funding to Parent for any Working Capital Deficiency pursuant to Section 2.6(c)(vii).

(f) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or consideration therefore.

(g) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

2.7 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who either (i) has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with the DGCL or the CGCL, as applicable, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights, or (ii) as of the Effective Time, retains the right to demand and perfect dissenters’ rights under the CGCL (collectively, “Dissenting Shares”), shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.6, but the holder thereof shall only be entitled to such rights as are granted by the DGCL or the CGCL, as applicable.

(b) Notwithstanding the provisions of subsection (a), if any Stockholder who holds Dissenting Shares as of the Effective Time shall effectively withdraw or lose (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal or dissenters’ rights under the DGCL and the CGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration pursuant to and subject to Section 2.6 (including Section 2.6(e)), without interest thereon upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, demands for purchase by the Company of any shares of Company Capital Stock pursuant to the exercise of dissenters’ rights, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL or the CGCL, as applicable, on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL or demands for purchase under the CGCL. The Company shall not, except with the prior written consent of Parent, (A) voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or demands for purchase of Company Capital Stock or (B) offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (y) makes any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (z) incurs any other costs or expenses (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (other than payments for such shares) (together “Dissenting Share Payments”), Parent shall be indemnified under the terms of Article X for the amount of such Dissenting Share Payments.

2.8 Surrender of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent shall designate a United States bank or trust company reasonably acceptable to the Company to act as payment agent (the “Payment Agent”) in the Merger.

(b) Exchange Procedures. Promptly after the Closing, Parent shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, (A) a letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Parent may specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. The Letter of Transmittal shall indicate that applicable withholding Taxes (which have not otherwise been previously withheld and paid to the appropriate Tax authority) with respect to the exercise of Nonstatutory Options will be withheld from the Merger Consideration otherwise payable to each Stockholder who acquired shares of Company Capital Stock pursuant to the exercise of a Nonstatutory Option. Upon delivery of a Letter of Transmittal to the Payment Agent, or to such other agent or agents as may be appointed by Parent, duly completed and validly executed in accordance with the instructions thereto, together with surrender of a Certificate (or Certificates) for cancellation, the Stockholder shall be entitled to receive in exchange therefore the Merger Consideration to which such Stockholder is entitled pursuant to Section 2.6 (less the amounts to be deposited with the Escrow Agent on such holder’s behalf), and the Certificate(s) so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the Merger Consideration as provided in this Article II.

(c) Parent to Provide Cash to Payment Agent.

(i) Within two (2) Business Days after the Effective Time, Parent shall deposit with the Payment Agent the Merger Consideration payable in exchange for outstanding shares of Company Capital Stock; provided, however, that, on behalf of the Stockholders, Parent shall deposit the Indemnity Escrow Amount and the Working Capital Escrow Amount with the Escrow Agent pursuant to Section 2.6(e) and Article X. No interest shall be payable on any cash deliverable upon the exchange of any Company Capital Stock.

(ii) The funds deposited by Parent with the Payment Agent shall be invested by the Payment Agent as directed by Parent or the Surviving Corporation, pending payment thereof by the Payment Agent to the Stockholders. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation and no part of such earnings shall accrue to the benefit of any Stockholders.

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the Payment Agent, Parent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.9 No Further Ownership Rights in Company Capital Stock. The cash amounts paid upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the amount of Merger Consideration in cash as required pursuant to Section 2.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedules dated as of the date hereof and delivered herewith to Parent (the “Company Schedules”) (each of which exceptions disclosed in one section of the Company Schedules shall be deemed disclosed in each other section provided it is reasonably apparent on its face that the matter is responsive to the representation to which such other section relates), the Company hereby represents and warrants to each of Parent and Merger Sub, as of the date hereof and as of the Closing, as follows:

3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as now proposed to be conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in the State of California and in each other jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing could not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered a true and correct copy of its Certificate of Incorporation and By-laws, each as amended to date and in full force and effect on the date hereof, to Parent. Schedule 3.1 lists every state or foreign jurisdiction in which the Company has facilities, maintains an office or has any employees.

3.2 Subsidiaries. The Company does not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has no Subsidiaries.

3.3 Company Capital Structure.

(a) The authorized capital stock of the Company consists of: 40,000,000 shares of Common Stock, par value $0.0001 per share (the “Company Common Stock”), of which 11,055,653 shares are issued and outstanding; and 22,522,057 shares of

Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). Of the authorized Preferred Stock: 8,590,231 shares have been designated Series A Preferred Stock, of which shares 8,405,809 shares are issued and outstanding; and 13,931,826 shares have been designated Series B Preferred Stock, of which 13,731,824 shares are issued and outstanding. No other shares of Preferred Stock are issued or outstanding. The Company Capital Stock, including all shares of the Company Restricted Stock, is held of record by the Persons, with the addresses of record and in the amounts set forth on Schedule 3.3(a). All outstanding shares of Company Capital Stock (i) are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound, and (ii) have been offered, sold and delivered by the Company in compliance in all material respects with all applicable Laws. All preferential rights of the Preferred Stock in connection with the sale of substantially all of the assets of the Company or a merger involving the Company are set forth in the Company Certificate of Incorporation. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

(b) (i) Except for the Company’s 2000 Stock Incentive Plan (the “2000 Option Plan”) and the Company’s 2003 Stock Incentive Plan (the “2003 Option Plan”, and together with the 2000 Option Plan, the “Company Option Plans ”), neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company Option Plans have been duly authorized, approved and adopted by the Company’s board of directors and its stockholders and are in full force and effect. The Company has reserved a total of 8,250,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company under the Company Option Plans, of which (A) 2,861,278 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised stock options granted pursuant to the Company Option Plans (the “Company Options ”), (B) 4,963,069 shares are available for grant but have not yet been granted pursuant to the Company Option Plans, (C) 405,653 shares have been issued and are outstanding pursuant to the prior exercise of stock options or other stock rights granted pursuant to the Company Option Plans and (D) 20,000 shares of Company Restricted Stock have been issued and are outstanding pursuant to the prior exercise of stock options or other stock rights granted pursuant to the Company Option Plans. No outstanding Company Option permits payment of the exercise price therefore by any means other than cash, check or such other form of payment permitted in Section 5.3 of the applicable Company Option Plan. All outstanding Company Options have been offered, issued and delivered by the Company in compliance in all material respects with all applicable Laws. Schedule 3.3(b) sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder, an indication of whether such holder is a current Employee of the Company, the date of grant or issuance of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement, and whether such option is a Nonstatutory Option or an incentive stock option as defined in Section 422 of the Code. Assuming the actions to be taken pursuant to Section 7.9 hereof are properly taken, the exercisability of the Company Options will not be accelerated by reason of the Merger or the transactions contemplated by this Agreement and (i) the number of shares of Company Common Stock subject to Company Options that will be vested as of the Effective Time will be 1,409,195 shares (the “Vested Options”) and (ii) the number of shares of Company Common Stock subject to Company Options that will be unvested as of the Effective Time will be 1,452,083 shares (the “Unvested Options”).

(ii) The Company has issued warrants (each a “Warrant” and collectively, the “Warrants”) for the purchase of an aggregate of 184,431 shares of Series A Preferred Stock and 193,550 shares of Series B Preferred Stock, respectively. All Warrants have been offered, issued and delivered by the Company in compliance in all material respects with all applicable Laws. Schedule 3.3(b)(ii) sets forth for each outstanding Warrant, the name of the holder of such Warrant, the domicile address of such holder, an indication of whether such holder is a current Employee of the Company, the date of grant or issuance of such Warrant, the number of shares of Company Capital Stock (and the class and series thereof) subject to such Warrant, the exercise price of such Warrant, the vesting schedule for such Warrant, including the extent vested as of the date of this Agreement and whether and to what extent the exercisability of such Warrant will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement. Except for the Company Options and Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital Stock or any capital stock of any Subsidiary or obligating the Company or any Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries.

(iii) Except as set forth in Schedule 3.3(b)(iii), (A) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge, and (B) there are no agreements or understandings to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Capital Stock. The holders of Company Options, Warrants and Company Capital Stock have been or will be properly given, or shall have properly waived, any required notice prior to the Merger. Each holder of Company Restricted Stock has filed on a timely basis an election under Section 83(b) of the Code with respect to such Company Restricted Stock.

3.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and each of the Certificate of Merger, the Escrow Agreement, and any other agreements, certificates or documents contemplated thereby or hereby (collectively, the “Related Agreements” and each a “Related Agreement”) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and the Related Agreements to which it is a party and the transactions contemplated hereby and thereby (including the Merger), subject only to the approval of this Agreement and the Merger by the Stockholders. Schedule 3.4 sets forth all votes, consents or approvals required of the Stockholders in connection with this Agreement and the Related Agreements and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Company Stockholder Requisite Approval”). This Agreement, the Related Agreements and the Merger have been unanimously approved by the board of directors of the Company. This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

3.5 No Conflict. The execution and delivery by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Company Certificate of Incorporation, By-laws or other charter documents of the Company or any of its Subsidiaries, (ii) any (x) mortgage, indenture, lease, contract, insurance policy, covenant or other agreement, instrument or commitment, permit, concession, franchise or license which is material and to which the Company or any of its Subsidiaries is a party or to which they or any of their respective properties or assets (whether tangible or intangible) are subject or bound or (y) mortgage, indenture, lease, contract, insurance policy, covenant or other agreement, instrument or commitment, permit, concession, franchise or license described in Section 3.16 (each of the items described in clauses (x) and (y) being a “Contract” and collectively the “Contracts”), or (iii) any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). Schedule 3.5 sets forth all notices to, and all necessary consents, waivers and approvals of, parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred) after the Effective Time so as to preserve all material rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Contracts from and after the Effective Time.

3.6 Consents. Except as set forth in Schedule 3.6, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party, including, without limitation, any permits, authorizations or other such actions required by the HSR Act, is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Company Stockholder Requisite Approval.

3.7 Company Financial Statements and Controls.

(a) Schedule 3.7 sets forth (i) the audited balance sheet and the related audited statements of operations and cash flows of the Company for the fiscal years ended December 31, 2002 and December 31, 2003, and (ii) the unaudited balance sheet of the Company (the “Company Balance Sheet”) as of October 31, 2004 (the “Balance Sheet Date”) and the related unaudited statements of operations and cash flows of the Company and its Subsidiaries for the ten month period then ended (the financial statements referred to in items (i) and (ii), collectively, the “Company Financial Statements”). The Company Financial Statements are accurate and complete in all material respects and have been prepared in accordance with generally accepted accounting principles effective in the United States (“GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other, except for the absence of footnotes in the case of the unaudited Company Financial Statements. The Company Financial Statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end adjustments, which were not material in amount or significance.

(b) The Company has in place systems and processes designed to (i) provide reasonable assurance regarding the reliability of the Company Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s Chief Executive Officer the type of information that would be required to be disclosed in the Company Financial Statements (such process herein referred to as the “Controls”). Since January 1, 2003, neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the Controls and the Financial Statements. To the Company’s knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Company Financial Statements To the Company’s knowledge, no Employee of the Company or any Subsidiary has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of any Governmental Entity having jurisdiction over the Company, any of its Subsidiaries or any part of their respective operations.

(c) During the periods covered by the Company Financial Statements, the Company’s external auditor was independent of the Company and its management. Schedule 3.7 sets forth all reports, if any, by the Company’s external auditors to the Company’s board of directors, or any committee thereof, or the Company’s management concerning any of the following and pertaining to any period covered by the Company Financial Statements: (i) critical accounting policies, (ii) the Controls, (iii) significant accounting estimates or judgements, (iv) alternative accounting treatments and (v) any required communications with the Company’s board of directors, or any committee thereof, or with management of the Company.

3.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has (a) any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in Company Financial Statements in accordance with GAAP), which (i) exceeds $20,000 individually or $60,000 in the aggregate and (ii) has not (x) been reflected in the Company Balance Sheet or (y) arisen in the ordinary course of the Company’s business consistent with past practices since the Balance Sheet Date, or (b) any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

3.9 Absence of Certain Changes. Except as set forth in Schedule 3.9, since the Balance Sheet Date and through and including the date of this Agreement, there has not been, occurred or arisen any:

(a) transaction by the Company or any of its Subsidiaries, except in the ordinary course of business and consistent with past practices;

(b) amendments or changes to the Company Certificate of Incorporation or By-laws of the Company or any of its Subsidiaries;

(c) capital expenditure or capital commitment by the Company or any of its Subsidiaries of $25,000 in any individual case or $40,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $25,000 in any one case, or $40,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of its Subsidiaries), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Company Balance Sheet;

(e) destruction of, damage to or loss of any material assets, business or customer of the Company or any of its Subsidiaries (whether or not covered by insurance);

(f) work stoppage, labor strike or other labor trouble, or any action, suit, claim, labor dispute or grievance relating to any labor, employment and/or safety matter involving the Company or any of its Subsidiaries, including without limitation charges of wrongful discharge, discrimination, or other unlawful labor and/or employment practices or actions;

(g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries;

(h) revaluation by the Company or any of its Subsidiaries of any of their assets, including, without limitation, the writing down of the value of inventory or writing off of notes or accounts receivable, in any case in excess of $25,000 in the aggregate;

(i) declaration, setting aside or payment of a dividend on or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock, Company Options or Warrants, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any Company Capital Stock, Company Options or Warrants, other than (i) repurchases of Company Common Stock from employees, consultants or other Persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the termination of employment or other services, or (ii) any split, combination or reclassification of any Company Capital Stock;

(j) increase in the salary or other compensation payable or to become payable by the Company or any of its Subsidiaries to any of their officers, directors, employees, consultants, contractors, or advisors, including, without limitation, the modification of any existing compensation or equity arrangements with such individuals (including any repricing of any Company Options or any amendment of any vesting terms related to Company Options or Company Restricted Stock held by such individuals), or the declaration, payment or commitment or obligation of any kind for the payment, by the Company or any Subsidiary, of a bonus or other additional salary or compensation to any such Person;

(k) employee terminations and/or layoffs, and the Company and its Subsidiaries have preserved intact and kept available the services of its Employees, in each case in accordance with past practice, it being understood that termination of Employees with poor performance ratings or for cause shall not constitute a violation of this clause (k);

(l) (A) grant of any severance or termination pay (i) to any director or officer or (ii) to any other Employee, except payments made pursuant to written agreements outstanding on the date hereof and as disclosed in the Company Schedules, (B) adoption or amendment of any employee benefit plan or severance plan, (C) entering into any employment contract, extension of any employment offer, payment or agreement to pay any bonus or special remuneration to any director or Employee or (D) increase in the salaries, wage, rates or other compensation of Employees, other than payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in Schedule 3.16;

(m) entering into of any Contract to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound, or any termination, extension, amendment or modification of the terms of any Contract (including without limitation, any strategic alliance, joint development or joint marketing agreement or any loan agreement or instrument) to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound, or any waiver, release or assignment of any material rights or claims thereunder;

(n) sale, lease, license or other disposition of any of the assets or properties of the Company or any of its Subsidiaries, or creation of any Lien in such assets or properties, except sales of inventory in the ordinary course of business and consistent with past practices and sales of assets or properties not in excess of $10,000 in the aggregate;

(o) loan by the Company or any Subsidiary to any Person, incurring by the Company or any of its Subsidiaries of any indebtedness, guaranteeing by the Company or any of its Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business and consistent with past practices;

(p) waiver or release of any right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company, except in the ordinary course of business and consistent with past practices;

(q) commencement, notice or threat of commencement, of any lawsuit or proceeding against or investigation of the Company or any of its Subsidiaries or their affairs, or commencement or settlement of any litigation by the Company or any of its Subsidiaries;

(r) (i) transfer or sale by the Company or any of its Subsidiaries of any rights to the Company Intellectual Property or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company in the ordinary course of business consistent with past practices that do not include any rights with respect to source code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property with any Person, (ii) the purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any Person, other than in-bound “shrink wrap” end-user licenses, (iii) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries or (iv) entering into, or amendment of, any agreement with respect to the development of any Intellectual Property with a third party;

(s) agreement, or modification to any agreement, pursuant to which any Person was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products, services or technology of the Company or any of its Subsidiaries;

(t) except as set forth in Schedule 3.3(b), issuance, grant, delivery or sale (or authorization of the same) by the Company of any Company Capital Stock, any Company Options, any Warrants or any securities exchangeable, convertible or exercisable therefore, or any securities, subscriptions, warrants, options or rights to purchase any of the foregoing, or purchase or proposed purchase of any of the foregoing;

(u) event, occurrence, change, effect or condition of any character that has had or reasonably could be expected to have a Company Material Adverse Effect; or

(v) agreement (whether written or oral) by the Company or any of its Subsidiaries, or any officer or Employees thereof, to do any of the things described in the preceding clauses (a) through (u) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).

3.10 Accounts Receivable. Schedule 3.10 lists all accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since being invoiced. All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and will be good and collectible in full within ninety (90) days of the Closing Date, except to the extent of any reserve for uncollectible accounts receivable set forth on the Company Balance Sheet. No Person has any Lien on any accounts receivable of the Company or any of its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any of its Subsidiaries.

3.11 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has had or could reasonably be expected to have the effect of prohibiting or impairing any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries as conducted to date or as currently contemplated to be conducted in the future, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has (i) entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market or (ii) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of its technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.

3.12 Title to Properties; Absence of Liens and Encumbrances.

(a) (i) None of the real property, and leases and subleases of, and other interests in, real property, used or occupied by the Company or any of its Subsidiaries, in each case, together with all buildout, fixtures and improvements created thereon (“Real Property”), is owned by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries ever owned any Real Property. All of the Real Property is leased or subleased by the Company or one of its Subsidiaries, or the Company or one of its Subsidiaries has an interest in such Real Property pursuant to a warehousing, license or occupancy agreement (“Leased Real Property”).

(ii) Schedule 3.12(a)(ii) sets forth all leases, subleases and other agreements pursuant to which the Company and each of its Subsidiaries derives its rights in the Leased Real Property (the “Leases”), including, with respect to each such Lease, the identity of the landlord or sublandlord, the date of such Lease and each amendment thereto, the aggregate annual rent, and the address of all buildings.

(iii) The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by the Company or any of its Subsidiaries or, to the Company’s knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a default by the Company or any of its Subsidiaries or, to the Company’s knowledge, by any other Person. The Company has delivered to Parent complete copies of all Leases, including all amendments and agreements related thereto, and the Leases constitute the entire agreement between the Company or any of its Subsidiaries and each landlord or sublandlord with respect to the Leased Real Property. All rent and other charges currently due and payable under the Leases have been paid.

(iv) The Company or one of its Subsidiaries is the holder of the tenant’s interest under the Leases and has not assigned the Leases nor subleased all or any portion of the premises leased thereunder. Neither the Company nor any of its Subsidiaries has made any material alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the respective Lease terms. The Company or one of its Subsidiaries owns all trade fixtures, equipment and personal property located in the premises leased under the Leases and the landlords thereunder have no Lien thereon or claim thereto.

(b) The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financial Statements or in Schedule 3.12(b) and except for liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

(c) All facilities, machinery, equipment, fixtures, vehicles, and other personal properties owned, leased or used by the Company or any of its Subsidiaries are (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted and (ii) in good operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used, except where a failure to be in such condition would not have a Company Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries has sold, transferred, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to the Company’s or any of its Subsidiaries current and former customers (the “Company Customer Information”). Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than the Company or one of its Subsidiaries possesses or has any claims or rights with respect to use of the Company Customer Information.

3.13 Governmental Authorization. Schedule 3.13 lists each material consent, license, permit, grant or other authorization issued to the Company or any of its Subsidiaries by a Governmental Entity (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business as currently conducted or as currently proposed to be conducted or the holding of any such interest (herein collectively called “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of its Subsidiaries to operate or conduct its business as currently conducted or as currently proposed to be conducted or to hold any interest in its properties or assets.

3.14 Intellectual Property.

(a) Schedule 3.14(a) lists: (i) all Company Registered Intellectual Property, (ii) all hardware products and tools, software and firmware products and tools and services that are currently sold, published, offered, or under development by the Company and any of its Subsidiaries, and (iii) all licenses (in and out), sublicenses and other agreements to which the Company and any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries or any other Person is authorized to use any of the Company Intellectual Property or exercise any rights with respect thereto, other than in-bound “shrink-wrap” end-user licenses and similar generally available commercial binary code end-user licenses in each case that are not used for software development or in any software, products or services provided by the Company to customers.

(b) Each item of Company Intellectual Property is either: (i) owned solely by the Company or one of its Subsidiaries free and clear of any Liens, or (ii) rightfully used and authorized for use by the Company or one of its Subsidiaries and their permitted successors pursuant to a valid and enforceable written license or other written grant of a right by a third party to use its proprietary information. Other than in-bound “shrink-wrap” end-user licenses and similar generally available commercial binary code end-user licenses in each case that are not used for software development or in any software, products or services provided by the Company to customers, all of the Company Intellectual Property that is used by the Company or any of its Subsidiaries pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such in Schedule 3.14(b). The Company and its Subsidiaries have all rights in the Company Intellectual Property necessary to carry out the Company’s and the Subsidiaries’ former and current activities and to produce, market, sell and license all products and services currently under development, including without limitation (except as noted in Schedule 3.14(b)) rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Company Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

(c) The Company and each of its Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other agreement to which the Company or any Subsidiary is a party or otherwise bound relating to any of the Company Intellectual Property, nor does the Company have knowledge of any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). Each such agreement is in full force and effect, and neither the Company nor any of its Subsidiaries is in default thereunder, nor to the knowledge of the Company is any party obligated to the Company or any of its Subsidiaries pursuant to any such agreement in default thereunder. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company and each Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company or any Subsidiary would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred. Neither the Company nor any Subsidiary is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or any Subsidiary or the Surviving Corporation, as successor to the Company or any Subsidiary, in the Company Intellectual Property.

(d) The use of the Company Intellectual Property by the Company and its Subsidiaries, as currently used, and as currently proposed to be used in products and services currently under development, does not infringe any other Person’s copyright, trade secret rights, right of privacy, right in personal data, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work or other intellectual property right, or give rise to any claim of unfair competition. No funds or facilities of any university were used in the development of Company Intellectual Property. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company or any Subsidiary of any of the Company Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property by the Company and its Subsidiaries, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against the Company or any Subsidiary or, to the Company’s knowledge, are threatened by any Person nor, to the Company’s knowledge, does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including, without limitation, interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Intellectual Property, other than review of pending patent and trademark applications, and neither the Company nor any Subsidiary is aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All Company Registered Intellectual Property is valid and subsisting. To the Company’s knowledge, there is no unauthorized use, infringement, or misappropriation of any Company Intellectual Property by any third party or Employee.

(e) The Company and its Subsidiaries have secured from all parties (including Employees thereof) who have created any portion of, or otherwise have any rights in or to, the

Company Intellectual Property owned by the Company or any of its Subsidiaries valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and each Subsidiary and have provided true and complete copies of such assignments to Parent.

(f) The transactions contemplated under this Agreement will not alter, impair or otherwise affect any rights of the Company or any Subsidiary in any Company Intellectual Property.

(g) The Company Intellectual Property owned by the Company or any Subsidiary is not subject to any source code escrow or similar agreement.

(h) The Company and its Subsidiaries have taken commercially reasonable measures to protect the proprietary nature of the Company Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by the Company or any of its Subsidiaries.

(i) To the Company’s knowledge, the Company Intellectual Property does not contain any “viruses.” For the purposes of this Agreement, “virus” means any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. To the Company’s knowledge, none of the Company Intellectual Property contains any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine which causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any party.

(j) Neither the Company nor any of its Subsidiaries have used Publicly Available Software in whole or in part in the development of any part of Company Intellectual Property in a manner that may subject the Company Intellectual Property, in whole or in part, to all or part of the license obligations of any Publicly Available Software. No source code licensee of the Company has received from the Company or distributed to any third party any combination of Publicly Available Software and Company Intellectual Property in a manner that may subject the Company Intellectual Property, in whole or in part, to all or part of the license obligations of any Publicly Available Software. Except as set forth in Schedule 3.14(j), the Company Intellectual Property does not include any Publicly Available Software.

(k) None of the Company’s or any of its Subsidiaries’ professional services agreements with their customers, their agreements with merchants, their agreements with outside consultants for the performance of professional services on the Company’s, its Subsidiaries’ or customers’ behalf, nor any agreement or license with any end user or reseller of the Company’s or any Subsidiary’s products, confers upon any Person other than the Company or any Subsidiary any ownership right with respect to any Intellectual Property developed in connection with such agreement or license.

(l) Neither the Company nor any Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any Person.

3.15 Product Warranties; Defects; Liabilities. Each product (including any software product) manufactured, sold, licensed, leased or delivered by the Company or any Subsidiary (the “Company Products”) has been in conformity in all material respects with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties. To the Company’s knowledge, neither the Company nor any Subsidiary has any liability or obligation (nor is there any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Subsidiary giving rise to any liability or obligation) for replacement or repair of Company Products or other damages in connection therewith except liabilities or obligations for replacement or repair incurred in the ordinary course of business consistent with past practice. No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law. Schedule 3.15 includes a copy of the standard terms and conditions of sale, license, or lease for each of the Company Products, which standard terms and conditions apply to each sale, license or lease of each of the Company Products.

3.16 Agreements, Contracts and Commitments. Except as set forth on Schedule 3.16, neither the Company nor any of its Subsidiaries has, is a party to or is bound by:

(i) any collective bargaining agreement;

(ii) any employment or consulting agreement, contract or commitment with any officer, director, Employee, contractor, consultant, advisor or member of the Company’s or Subsidiaries’ board of directors;

(iii) any bonus, deferred compensation, severance, salary continuation, pension, profit sharing or retirement plan, or any other employee benefit plan or arrangement that is not listed on Schedule 3.25(a) or 3.9(j);

(iv) any commission and/or sales agreement with an employee, individual consultant or salesperson, or under which a firm or other organization provides commission or sales-based services to the Company or any Subsidiary, that is not listed on Schedules 3.26(b), 3.26(c) or 3.9(j);

(v) any agreement or plan, including without limitation any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement and the Related Agreements or the value of any of the benefits of which will be calculated on the basis of the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements;

(vi) any fidelity or surety bond or completion bond;

(vii) any lease of personal property having a value individually in excess of $20,000;

(viii) any agreement of indemnification or guaranty to any third party, including, without limitation, with respect to e-commerce activity;

(ix) any agreement containing any covenant limiting the freedom of the Company to engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service;

(x) any agreement relating to capital expenditures and involving future payments in excess of $20,000;

(xi) any agreement relating to the disposition of assets or any interest in any business enterprise outside the ordinary course of the Company’s or any Subsidiary’s business or any agreement relating to the acquisition of assets or any interest in any business enterprise;

(xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or the extension of credit, including guaranties referred to in clause (viii) hereof;

(xiii) any unpaid or unperformed purchase order or purchase contract (including for services) involving $20,000 or more;

(xiv) any dealer, distribution, content provider, destination site or merchant agreement involving $20,000 or more;

(xv) any joint marketing (including any pilot program) or development agreement;

(xvi) any agreement pursuant to which the Company or any Subsidiary has granted or may be obligated to grant in the future, to any Person, a source-code license or option or other right to use or acquire source-code, including any agreements which provide for source code escrow arrangements;

(xvii) any sales representative, original equipment manufacturer, value added re-seller, remarketer or other agreement for distribution of the Company’s or any Subsidiary’s products or services, or the products or services of any other Person;

(xviii) any agreement pursuant to which the Company has advanced or loaned any amount to any Stockholder of the Company or any director, officer, Employee, or consultant thereof, other than business travel advances in the ordinary course of business consistent with past practice;

(xix) any contractual obligations that the Company would be required to disclose pursuant to Item 303(a)(5) of Regulation S-K promulgated under the Exchange Act if the Company were an issuer with a class of securities registered pursuant to the Exchange Act; or

(xx) any other agreement that involves $10,000 or more or is not cancelable without penalty within ninety (90) days.

Each Contract is in full force and effect. The Company and each of its Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any Contract, nor does the Company have knowledge of any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both).

3.17 Change of Control Payments. Schedule 3.17 sets forth each plan, agreement or arrangement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers, directors or Employees of the Company or any Subsidiary as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements.

3.18 Interested Party Transactions.

(a) To the Company’s knowledge, no officer, director or Affiliate of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services, or (iii) a beneficial interest in any contract or agreement set forth in any Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 3.18.

(b) There are no receivables of the Company or any Subsidiary owed by any director, officer, employee, or consultant to the Company or any Subsidiary (or any ancestor, sibling, descendant, or spouse of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice). None of the Stockholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or any Subsidiary.

3.19 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any Law. The Company is in compliance with all privacy and anti-SPAM Laws that are applicable to its business and business practices as conducted to date.

3.20 Litigation. There is no action, suit or proceeding of any nature pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, any of their respective properties or any of their respective officers, directors or Employees, nor, to the knowledge of the Company, is there any reasonable basis therefore. There is no investigation pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, any of their respective properties or any of their respective officers, directors or employees by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any Subsidiary to conduct its operations as presently or previously conducted or as presently proposed to be conducted.

3.21 Insurance. Schedule 3.21 sets forth all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, Employees, officers and directors of the Company, any of its Subsidiaries or any Affiliate thereof, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any of its Subsidiaries or any Affiliate thereof pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. There is no pending claim that will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company, its Subsidiaries and its Affiliates are otherwise in material compliance with the terms of such policies and bonds. The Company has no knowledge of a threatened termination of, or premium increase with respect to, any of such policies. None of the Company, any of its Subsidiaries or any Affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

3.22 Minute Books. The corporate minutes of the Company and its Subsidiaries made available to counsel for Parent contain complete and accurate records of all material actions taken, and summaries of all meetings held, by the Stockholders and the board of directors of the Company and its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each Subsidiary, as the case may be.

3.23 Environmental Matters. Except as could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) Hazardous Material. Neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any Subsidiary has at any time owned, operated, occupied or leased, or (ii) released any substance that has been designated by any Governmental Entity or by applicable federal, state, local or foreign Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including without limitation PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the actions of the Company or any Subsidiary, or, to the Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including, without limitation, the land and the improvements, ground water and surface water thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Law promulgated by any Governmental Entity, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”) in violation of any Law promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(c) Permits. The Company and each of its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of their respective Hazardous Material Activities and other business as such activities and business are currently being conducted and as currently proposed to be conducted.

(d) Environmental Liabilities. No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s knowledge, threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance which could involve the Company or any Subsidiary in any environmental litigation or impose upon the Company or any Subsidiary any environmental liability.

3.24 Brokers’ and Finders’ Fees. Neither the Company nor any of its Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby or by the Related Agreements.

3.25 Employee Matters and Benefit Plans.

(a) Schedule. Schedule 3.25(a) sets forth each Company Employee Plan. Neither the Company nor any of its Subsidiaries has any stated plan, intention or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan.

(b) Documents. The Company has previously provided to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan, including all amendments thereto and written interpretations thereof, (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan, (iii) the three (3) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust, (iv) if any Company

Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (v) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan, (vi) all IRS determination, opinion, notification and advisory letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan, (vii) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts, (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, other than individual employee statements of benefits or distribution notices issued in the ordinary course of business, or other events which would result in any material liability to the Company and which are not reflected in the current summary plan description and plan document, (ix) all forms and notices relating to the provision of post-employment continuation of health coverage, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Employee Plan and (xi) all discrimination and qualification tests, if any, for each Company Employee Plan for the most recent plan year.

(c) Employee Plan Compliance. (i) The Company and each Subsidiary has performed all obligations required to be performed by it under each Company Employee Plan in all material respects and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws, including, without limitation, ERISA or the Code, (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the so called “GUST” and EGTRRA legislation, or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for and obtain such a letter, (iii) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan, (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan, (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, any of its Subsidiaries, Parent or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event), (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan, (vii) all annual reports and other filings required by the DOL or the IRS have been timely made, (viii) neither the Company nor any of its Subsidiaries nor any Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Section 4975 through 4980D of the Code, and (ix) no Company Employee Plan is sponsored or maintained by Co-Employer.

(d) Pension Plans. None of the Company, any Subsidiary or any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in, or contributed to, any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code.

(e) Multiemployer Plans. At no time has the Company, any Subsidiary or any ERISA Affiliate contributed to or been requested to contribute to any “multiemployer plan”, as defined in Section 3(37) of ERISA.

(f) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by Law, and neither the Company nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Law.

(g) Effect of Transaction.

(i) The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) No payment or benefit, whether under a Company Employee Plan, an agreement or otherwise which will or may be made by the Company, any of its Subsidiaries or Parent or any of their respective Affiliates with respect to any Employee resulting from this transaction will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

3.26 Employment Matters.

(a) Schedule 3.26(a) sets forth, with respect to each Employee (including any Employee who is on a leave of absence or on layoff status subject to recall), the name of such Employee and the date as of which such Employee was originally hired by the Company or any of its Subsidiaries, and whether the Employee is on an active or inactive status. Schedule 3.26(a) also sets forth, with respect to each Employee, (i) such Employee’s title, (ii) such Employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, severance pay potential, and any other compensation forms, (iii) each current benefit plan in which such Employee participates or is eligible to participate, (iv) any governmental authorization, permit or license that is held by such Employee and that is used in connection with the Company’s business, and (v) whether the Employee has executed the Company’s standard form of proprietary information and inventions agreement.

(b) Schedule 3.26(b) contains a list of individuals who are currently performing services for the Company or any of its Subsidiaries and are classified as “consultants” or “independent contractors,” the respective compensation of each such “consultant” or “independent contractor” and whether the Company is party to a consulting or independent contractor agreement with the individual. Any such agreements have been delivered to Parent and are set forth on Schedule 3.26(b). Any Persons engaged by the Company or any of its Subsidiaries as independent contractors, rather than Employees, have been properly classified as such, are not entitled to any benefits to which regular, full-time Employees are entitled to, and have been engaged in accordance with all applicable Laws.

(c) Each Employment Agreement is set forth on Schedule 3.26(c) and a copy of each Employment Agreement and any amendment thereto has been provided to Parent. Except as set forth in Schedule 3.26(c), the employment of each of the Employees is terminable by the Company at will. All agreements that provide that an Employee is not employed at will are identified in Schedule 3.26(c).

(d) The Company and each Subsidiary has delivered to Parent accurate and complete copies of all employee manuals and handbooks, employment policy statements, employment agreements, and other materials relating to the employment of the Employees.

(e) (i) None of the Company’s Employees have given the Company or any of its Subsidiaries notice or any other communication terminating his or her employment with the Company or any of its Subsidiaries, or terminating his or her employment upon a sale of, or business combination relating to, the Company or any Subsidiary or in connection with the transactions contemplated by this Agreement, or expressed or otherwise indicated that he or she will not accept employment with Parent, (ii) neither the Company nor any Subsidiary has a present intention to terminate the employment of any current employee, (iii) to the Company’s knowledge, no current employee has received, or is currently considering, an offer to join a business that likely would be competitive with the Company’s or any Subsidiary’s business, (iv) to the Company’s knowledge, no Employee, consultant or contractor is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement, any other restrictive covenant or other contract with any Person, or subject to any judgment, decree or order of any Government Entity, any of which could reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for the Company or any Subsidiary, or (B) the Company’s business or operations, (v) to the Company’s knowledge, no current employee, contractor or consultant is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee, contractor or consultant to be employed or retained by the Company or any Subsidiary, as the case may be, and (vi) neither the Company nor any Subsidiary is, and neither has ever been, engaged in any dispute or litigation with an Employee regarding intellectual property matters.

(f) Neither the Company nor any of its Subsidiaries is presently, nor have they been in the past, a party to or bound by any union contract, collective bargaining agreement or similar contract. Neither the Company nor any of its Subsidiaries knows of any activities or proceedings of any labor union to organize any Employees.

(g) Neither the Company nor any of its Subsidiaries is engaged, nor to the Company’s knowledge has ever been engaged, in any unfair labor practice of any nature, which, if adversely determined, would, individually or in the aggregate, result in any liability to the Company or any of its Subsidiaries. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company, any of its Subsidiaries or any Employees. There is not now pending, and to the Company’s knowledge no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that could reasonably be expected to directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(h) The Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable Law. Neither the Company nor any of its Subsidiaries is delinquent to, or has failed to pay, any of its Employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(i) Neither the Company nor any of its Subsidiaries has an established severance pay practice or policy. Except as set forth in Schedule 3.26(i), (i) neither the Company nor any of its Subsidiaries is liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s and Subsidiaries’ policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company, applicable Law or otherwise, and (ii) as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or any of its Subsidiaries of any Persons employed by the Company or any of its Subsidiaries on or prior to the Closing Date, the Company will not have (A) any liability that exists or arises, or may be deemed to exist or arise, under any Company or any of its Subsidiaries’ benefit or severance policy, practice, agreement, plan, program, Law applicable thereto or otherwise, including, without limitation, severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit, due any Employee. Accordingly, as of the Closing Date, the Company shall have satisfied in full all of its obligations to such Employees, consultants or contractors, and Parent will not be liable to any such employees, consultants and/or contractors for any severance pay, accelerated vesting, or any other payments whatsoever (other than in accordance with Parent’s policies).

(j) The Company and each of its Subsidiaries is in compliance with all applicable Laws, agreements, contracts and promises respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its employees.

(k) There are no claims pending or, to the Company’s knowledge, threatened, before any Governmental Entity by any Employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending before any Governmental Entity (or any state “referral agency”) from any Employee or any other Person arising out of the Company’s or any Subsidiary’s status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, breach of contract, tort, unfair competition or otherwise. In addition, there are no pending, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries under any workers compensation policy or long-term disability policy.

(l) The Company and each Subsidiary, and to the Company’s knowledge each Employee, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an Employee will expire during the six (6) month period beginning at the date of this Agreement.

(m) To the Company’s knowledge, neither the execution nor the delivery of this Agreement, nor the carrying on of the Company’s and Subsidiaries’ business as presently conducted or as presently proposed to be conducted, nor any activity of any Company or any Subsidiary officers, directors, Employees or consultants in connection with the carrying on of the Company’s and Subsidiaries’ business as presently conducted or as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

3.27 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their officers or directors) has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

3.28 Approvals. The aggregate number of shares of Company Common Stock and Preferred Stock owned by those Persons entering into Voting Agreements as of the date hereof constitutes a sufficient number of shares of the Company Common Stock and the Company Preferred Stock to approve this Agreement, the Merger, the Escrow Agreement and the transactions contemplated hereby and thereby under the Company’s Certificate of Incorporation and the DGCL and constitute the Company Stockholder Requisite Approval.

3.29 Representations Complete. None of the representations or warranties made by the Company in this Agreement or any Related Agreement, nor any statement made in the Company Schedule or any certificate furnished by the Company pursuant to this Agreement, when taken together, (i) contains any untrue statement of a material fact, or (ii) omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization of Parent and Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the full corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing could not reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial and other) or results of operations of Parent and its subsidiaries on a consolidated basis.

4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which Parent or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been, and each of the Related Agreements to which Parent or Merger Sub is a party will be at the Closing, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Parent and Merger Sub), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, including, without limitation, any permits, authorizations or other such actions required by the HSR Act, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Related Agreements by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby except for (i) the filing of the

Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such consents, approvals, order, authorizations, registrations, declarations, filings and notices as may be required under applicable securities Laws.

4.3 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and any Related Agreement to which either is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, (i) any provision of the Certificates of Incorporation or By-laws of Parent or Merger Sub, as in effect on the date hereof, (ii) any contract to which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is subject, or (iii) any Laws applicable to Parent or Merger Sub or any of their respective properties (whether tangible or intangible) or assets, except, in the case of (ii) or (iii), for such violations or defaults as could not individually or in the aggregate reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or other) or results of operations of Parent and its subsidiaries on a consolidated basis.

4.4 Litigation. There is no action, suit or proceeding of any nature pending or, to the Parent or Merger Sub’s knowledge, threatened against the Parent or Merger Sub, any of their respective properties or any of their respective officers, directors or Employees, that would have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations pursuant to this Agreement and to consummate the Merger and the transactions contemplated by this Agreement in a timely manner. There is no investigation pending or, to the Parent or Merger Sub’s knowledge, threatened against the Parent or Merger Sub, any of their respective properties or any of their respective officers, directors or employees by or before any Governmental Entity, that would have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations pursuant to this Agreement and to consummate the Merger and the transactions contemplated by this Agreement in a timely manner.

4.5 Brokers’ and Finders’ Fees. Neither Parent nor Merger Sub has incurred, or will incur, directly or indirectly, any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby or by the Related Agreements, that would subject the Stockholders to any liability for such fees or commissions or similar charges.

4.6 Financing. Parent and Merger Sub collectively have and will have at the Effective Time sufficient funds to pay the Merger Consideration.

ARTICLE V

STOCKHOLDER APPROVAL

5.1 Stockholder Approval. (a) Immediately upon the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereby to the Stockholders for approval and adoption as provided by the DGCL and CGCL and the Company Certificate of Incorporation and By-laws of the Company. Such submission, and any proxy or consent in connection therewith, shall specify that adoption of this Agreement shall constitute approval by the Stockholders of: (A) the escrow and indemnification obligations of the Stockholders set forth in Section 2.6(e) and Article X hereof and the deposit of the Indemnity Escrow Amount and the Working Capital Escrow Amount with the Escrow Agent, and (B) the appointment of Tim Guleri as Stockholder Representative, with the rights and responsibilities set forth in this Agreement.

(b) Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld, and shall include (i) information regarding the Company, the terms of the Merger, this Agreement and the Related Agreements, (ii) the unanimous recommendation of the board of directors of the Company in favor of the Merger, this Agreement, the Escrow Agreement and the other transactions contemplated by this Agreement, and (iii) a statement that the Company’s board of directors has unanimously determined that the terms of the Merger and this Agreement are fair to and in the best interests of the Company and the Stockholders.

(c) Notwithstanding anything to the contrary contained he rein, the Company shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates or the form and content of which shall not have been approved by Parent prior to such inclusion, which approval shall not be unreasonably withheld. The Company shall use its best efforts to obtain, within two (2) Business Days of the date hereof, the consent of its Stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable following the date hereof.

(d) Notwithstanding the foregoing, the Company shall give the Stockholders sufficient notice such that (i) no Stockholder will be entitled to exercise appraisal rights if such Stockholder has not perfected such appraisal rights prior to Closing, pursuant to Section 262 of the DGCL and (ii) each Stockholder will be entitled to exercise dissenters’ rights under the CGCL. The Company shall consult with Parent as to whether the approval of this Agreement and the Merger and the transactions contemplated hereby by the Stockholders shall be sought by written consent or by means of a Stockholders’ meeting (the “Company Stockholders Meeting”). If approval is sought by means of a Company Stockholders Meeting, then the Company shall consult with Parent regarding the date of the Company Stockholders Meeting and shall not postpone or adjourn (other than for absence of a quorum) the Company Stockholders Meeting without the consent of Parent, which consent shall not be unreasonably withheld.

ARTICLE VI

CONDUCT PRIOR TO THE EFFECTIVE TIME

6.1 Conduct of Business of the Company and Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to, and to cause each of its Subsidiaries to, carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any materially negative event involving or adversely affecting the Company, any Subsidiary or their respective businesses. Except as expressly contemplated by this Agreement, the Company shall not, and shall cause each of its Subsidiaries to not, without the prior written consent of Parent:

(a) Reprice any Company Options or Warrants or authorize cash payments in exchange for any outstanding Company Option or Warrant or permit the exercise price of any outstanding Company Option or Warrant to be paid by means other than by cash or check;

(b) Make any payments or enter into any commitment or transaction outside of the ordinary course of business consistent with past practices or in excess of $10,000 in any individual case;

(c) Issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (except for the issuance of Company Common Stock upon exercise of presently outstanding Company Options or Warrants; provided, that (i) the Company timely pays in cash all Taxes required to be withheld and paid in connection with such exercise or conversion, (ii) the amount of such Taxes is contributed to the Company in cash by the Person exercising or converting such Company Option or Warrant, (iii) for purposes of determining the amount of such Taxes, the fair market value of the Company Common Stock received pursuant to such exercise or conversion is equal to the maximum aggregate consideration payable with respect to such Company Common Stock pursuant to this Agreement, including for this purpose any consideration to be deposited with the Escrow Agent as part of the Indemnity Escrow Amount or Working Capital Escrow Amount, and (iv) the Company promptly notifies Parent of such exercise or conversion);

(d) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire outside of the ordinary course of business any assets in any amount, or in the ordinary course of business in an amount in excess of $10,000 in the case of a single transaction or in excess of $20,000 in the aggregate;

(e) Hire any Employees, or encourage any Employees to resign from the Company, or promote any Employees or change the employment status or titles of any of the Employees, except for the hiring of Employees at non-executive levels in the ordinary course of business at compensation rates comparable to other Employees at similar levels;

(f) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

(g) Take any action that would have been a breach of any of the provisions of Section 3.9 had such action occurred after the Balance Sheet Date and prior to the date of this Agreement (without regard for disclosures in the Company Schedules); or

(h) Take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through (g) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access to Information. The Company shall afford Parent and its accountants, legal counsel, and other representatives complete and timely access during normal business hours during the period prior to the Effective Time to (a) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries and (b) all other information concerning the business, properties, products, services and personnel of the Company and its Subsidiaries as Parent may reasonably request. To the extent available, the Company agrees to provide Parent and its accountants, legal counsel, and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 7.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

7.2 Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Mutual Nondisclosure Agreement, dated as of September 17, 2004 (the “Nondisclosure Agreement”), which Nondisclosure Agreement will continue in full force and effect in accordance with its terms.

7.3 Public Disclosure. Unless otherwise required by Law (including without limitation applicable securities Laws) or, as to Parent, by regulatory authority, prior to the Effective Time no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto (other than disclosures to Stockholders pursuant to Section 5.1 and other than a press release, Form 8-K and a stockholder conference call by Parent in connection with the execution of this Agreement) unless approved by Parent and the Company prior to release, provided, however, that such approval shall not be unreasonably withheld. Notwithstanding the immediately preceding sentence, in the event that either party is required by Law or Governmental Entity to make any such disclosure, such party shall notify the other party prior to making such disclosure and shall use its reasonable best efforts to give the other party an opportunity to comment on such disclosure.

7.4 Consents. The Company shall promptly apply for or otherwise seek and use its reasonable best efforts to obtain all consents and approvals required to be obtained by it for the consummation of the Merger, including all consents, waivers, or approvals under any of the Contracts in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger.

7.5 Conditions to the Merger; Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each of the parties to this Agreement shall use its reasonable best efforts to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger. Each party will use its reasonable best efforts to obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement; provided, however, Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s Affiliates of any shares of capital stock or of any business, assets or property of Parent or its Affiliates or of the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, property and stock. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

7.6 Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of the Company, on the one hand, or Parent or Merger Sub, on the other hand, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any failure of the Company or Parent, as applicable, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect any remedies available to the party receiving such notice.

7.7 [RESERVED]

7.8 Benefit Arrangements.

(a) Subject to the other provisions of this paragraph, Parent agrees that all full-time Employees of the Company who continue employment with the Surviving Corporation after the Effective Time (the “Continuing Employees”) shall have the opportunity to participate, or to continue to participate, in employee benefit plans and arrangements of the Surviving Corporation or, at Parent’s election, of the Parent, that provide the following benefits: 401(k), health, dental, life insurance, long-term disability, as well as any other employee benefits and arrangements available generally to the full-time employees of Parent on the same terms and conditions as are available to such Parent employees (the “Plans”). Participation of the Continuing Employees in such Plans shall be in accordance with the terms and conditions of the Plans; provided, however, that nothing in this Section 7.8 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such Plan at any time. Nothing in this Section 7.8 or elsewhere in this Agreement shall be construed to create a right in any Employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent, and the employment of each Continuing Employee shall be “at will” employment, if permitted under applicable Law.

(b) The Company agrees that the Board of Directors of the Company, prior to the Effective Time, will vote to terminate prior to the Effective Time the Company’s 401(k) plan, and any other pension plan that it sponsors or maintains for the benefit of any of the Employees, and will authorize the appropriate officers of the Company to use their best efforts to take all other necessary actions to complete the termination of said plans, including, but not limited to, the distribution of assets as soon as practicable thereafter.

7.9 Company Options. Effective as of the Effective Time, Parent shall assume the Company Option Plans and the option agreements representing the Company Options (the “Option Agreements”) with respect to the Unvested Options; provided, however, that (i) each Unvested Option so assumed shall thereafter be exercisable for such number of shares of Parent Common Stock as equals the number of unvested shares of Company Common Stock subject to such Unvested Option multiplied by the Option Exchange Ratio, (ii) the exercise price per share of each such assumed Unvested Option shall be equal to the exercise price per share set forth in the Option Agreement for such Unvested Option divided by the Option Exchange Ratio, and (iii) the vesting schedule for such assumed Unvested Option shall remain unchanged and as set forth in the Option Agreement for such assumed Unvested Option without any acceleration whatsoever. The Company and the Administrator of the Company Option Plans (the “Administrator”) shall take all actions necessary or required under the Company Option Plans and the Option Agreements to cause (i) the Company Option Plans and all Unvested Options to be assumed on the terms and conditions set forth in the preceding sentence such that the vesting of no Company Options is accelerated, (ii) all Vested Options, to the extent not previously exercised, to be terminated effective as of immediately prior to the Effective Time, and (iii) the Company Option Plans to be amended such that, after the Effective Time, (x) no further option grants may be made under the Company Option Plans, (y) outstanding Options cannot be repriced and (z) the exercise price for outstanding Options may be paid only in cash or by check.

7.10 Company Warrants. The Company shall take all action necessary or required under the Warrants to cause such Warrants to be exercised, and if not exercised terminated, effective as of immediately prior to the Effective Time.

7.11 Termination of Company Investor Rights. The Company shall take such steps as may be necessary to terminate, as of the Closing, all Company investor rights granted by the Company to the Stockholders and in effect prior to the Closing, including, without limitation, rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants.

7.12 No Solicitation. (a) Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 11.1 hereof, the Company shall not (nor shall the Company permit any of its Subsidiaries or any of their respective officers, directors, employees, stockholders, advisors, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, assets or technologies of the Company or its Subsidiaries, or any amount of the Company Capital Stock or capital stock of any Subsidiary (whether or not outstanding), whether by merger, purchase of assets, purchase of securities, tender offer, license or otherwise, or effect any such transaction (a “Proposal”), (b) disclose any information to any Person concerning the business, technologies or properties of the Company or its Subsidiaries, or afford to any Person access to their respective properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any Person to make any Proposal, or (d) enter into any agreement with any Person with respect to a Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above.

(b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, at any time prior to the time the Merger has been approved by the Stockholders, may, in response to a bona fide written Proposal from a third party that was not solicited by the Company, any of its Subsidiaries or Affiliates or any of their respective officers, directors, employees, stockholders, agents, advisors, representatives or Affiliates and that involves the acquisition by the third party of at least a majority of the outstanding shares of Company Capital Stock (an “Acquisition Proposal”), provide information concerning the Company to, and engage in negotiations and discussions with, the third party proposing or offering the Acquisition Proposal if the Company receives from the third party so requesting such information an executed confidentiality agreement (a copy of which shall be provided to Parent for informational purposes) the terms of which are (without regard to the terms of the Acquisition Proposal) (x) no less favorable to the Company and (y) no less restrictive on the third party requesting such information than those contained in the Nondisclosure Agreement. In the event that (w) the Acquisition Proposal does not contain a financing contingency, (x) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that the Acquisition Proposal, if accepted, is reasonably likely to be consummated, (y) the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and its financial advisor) that the Acquisition Proposal would, taking into account all relevant material terms of such Acquisition Proposal and this Agreement, if consummated, result in a transaction that (1) involves the acquisition by the third party of all or substantially all of the outstanding shares of Company Capital Stock, (2) is superior, from a financial point of view, to the Stockholders than the Merger and (3) is more favorable generally to the Stockholders than the Merger (any Acquisition Proposal as to which such determinations have been made being referred to in this Agreement as a “Superior Proposal”) and (z) the Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would result in a breach of its fiduciary duties under applicable Law, then the Company shall be entitled to terminate this Agreement pursuant to and subject to the conditions of Section 11.1(g) hereof.

(c) Nothing in this Section 7.12 shall permit the Company to enter into any agreement, orally or in writing, with respect to a Proposal during the term of this Agreement (other than a confidentiality agreement as described above). After the date hereof and before the Effective Time, neither the Company’s Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, its recommendation to the Stockholders that they approve this Agreement and the Merger or (ii) approve or recommend, or propose publicly to approve or recommend, any Proposal. Notwithstanding the foregoing, at any time after the date hereof and prior to the time this Agreement and the Merger has been approved by the Stockholders, the Company’s Board of Directors, as a result of a Superior Proposal, may withdraw or modify in a manner adverse to Parent its recommendation to the Stockholders that they approve this Agreement and the Merger if and only to the extent that the Company’s Board of Directors determines in good faith (after consultation with its outside legal counsel and its financial advisor) that the failure to take such action would result in a breach of its fiduciary duties under applicable Law. The Company shall advise Parent in writing of any Proposal (including the terms thereof and the identity of the Person making the Proposal) and inquiries with respect to any Proposal within 24 hours of the receipt of such Proposal or inquiry and shall keep Parent informed on a current basis of the status of any discussions regarding a Proposal.

(d) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 7.12 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 7.12 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, employee, stockholder, agent, advisor, representative, Subsidiary or Affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

7.13 Resignation of Officers and Directors. The Company shall obtain the resignations of the officers and directors of the Company and its Subsidiaries, effective as of the Effective Time.

7.14 Indemnification of Company Officers and Directors.

(a) For a period of six (6) years after the Effective Time, Parent agrees that it will indemnify, defend and hold harmless each director and officer of the Company (when acting in such capacity) determined as of immediately prior to the Effective Time (the “Company Indemnified Parties”), to the fullest extent that the Company would have been required or permitted under the Company Certificate of Incorporation and By-laws in effect on the date hereof (the “Company Indemnification Obligations”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time which are asserted after the Effective Time. In connection therewith, Parent shall also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted under the Company Indemnification Obligations; provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. However, the foregoing provisions of this Section 7.14 shall not apply to: (i) any claim for indemnification made pursuant to Article X hereof, (ii) any matter that, were it asserted by a third party against Parent or the Surviving Corporation, would be an indemnifiable claim pursuant to Article X hereof, or (iii) any claim or matter that relates to a willful or intentional breach of a representation, warranty or covenant made by the Company in connection with this Agreement or the transactions contemplated hereby or made by a Stockholder in connection with its Voting Agreement.

(b) Any Company Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.14 upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and, provided that Parent or Surviving Corporation does promptly assume and defend such claim, Parent shall not be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, (ii) the Company Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Company Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable Law; and provided further, that any Company Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof in the event the representation of such Company Indemnified Party by counsel retained by or on behalf of the Parent or the Surviving Corporation would be inappropriate due to conflicts of interest, as established by the reasonable advice of Parent’s counsel, between any such Company Indemnified Party and any other party represented by such counsel in such proceeding or actions, in which case such Company Indemnified Party and Parent each shall pay, as incurred, one-half the fees and expenses of such separate counsel.

(c) Parent will not, nor will Parent permit the Surviving Corporation to, merge or consolidate with any other Person or sell all or substantially all of the Parent’s or the Surviving Corporation’s assets unless Parent or the Surviving Corporation will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 7.14.

(d) The provisions of this Section 7.14 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties and their heirs and estates.

ARTICLE VIII

TAX MATTERS

8.1 Tax Representations. Subject to such exceptions as are disclosed in the Company Schedules, the Company hereby represents and warrants to each of Parent and Merger Sub, as of the date hereof and as of the Closing, as follows:

(a) The Company and each Subsidiary have timely filed all material Tax Returns required to be filed (determined without regard to extensions). The Company and each Subsidiary have paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns). The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid. All Tax Returns filed by the Company and the Subsidiaries were complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and the Subsidiaries and any other information required to be shown thereon. Neither the Company nor any Subsidiary has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. The Company and each Subsidiary have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). There are no Liens for Taxes upon any of the Company’s or any Subsidiary’s assets, other than Liens for Taxes not yet due and payable, and there is no reasonable basis for the imposition of such Liens.

(b) None of the Tax Returns filed by the Company or any Subsidiary or Taxes payable by the Company or any Subsidiary have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Company’s knowledge, is contemplated.

(c) Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any Subsidiary has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting the Company or any Subsidiary, as of the date hereof, are set forth in the Company Financial Statements, the Company Tax Returns or in Schedule 8.1.

(d) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including without limitation the Company Options and Company Restricted Stock) that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. None of the shares of outstanding capital stock of the Company or any Subsidiary is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. No portion of the Merger Consideration is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

(e) Neither the Company nor any Subsidiary is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Neither the Company nor any Subsidiary has ever filed a consent pursuant to former Section 341(f) of the Code, relating to collapsible corporations, and former Section 341(f)(2) does not apply to any of the Company’s or any Subsidiary’s assets. Neither the Company nor any Subsidiary is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Subsidiary owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither the Company nor any Subsidiary has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to Section 355 of the Code. Neither the Company nor any Subsidiary has made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary has participated in an international boycott as defined in Section 999 of the Code. Neither the Company nor any Subsidiary has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax law. Neither the Company nor any Subsidiary owns, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(f) Neither the Company nor any Subsidiary is a party to any Tax sharing agreement or similar arrangement (including, without limitation, an indemnification agreement or arrangement). Neither the Company nor any Subsidiary has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

(g) The unpaid Taxes of the Company and its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Company Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of the Company and its Subsidiaries in filing Tax Returns. Neither the Company nor any Subsidiary will incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business.

(h) Schedule 8.1 lists all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company or any Subsidiary. No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to Tax in that jurisdiction. Neither the Company nor any Subsidiary has, or has ever had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

(i) The Company has delivered to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries for all periods from January 1, 1998 through the date hereof.

(j) Since the Balance Sheet Date, there has not been any change in any method of Tax accounting or any making of a Tax election or change of an existing election by the Company or any Subsidiary.

(k) Schedule 8.1(k) sets forth for each outstanding Company Option whether such option is a Nonstatutory Option or an incentive stock option as defined in Section 422 of the Code.

8.2 Tax Covenants. The parties hereto agree that:

(a) Conduct of the Company. From the date hereof until the Closing Date, neither the Company nor any Subsidiary shall make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with the prior written consent of Parent, which consent shall not be unreasonably withheld.

(b) Tax Returns. The Company will promptly provide or make available to Parent copies of all Tax Returns, reports and information statements that are filed after the date of this Agreement and prior to the Closing Date.

(c) Tax Contests. Notwithstanding any of the foregoing, Parent will have the right to conduct any Tax audit or other Tax contest relating to the Surviving Corporation; provided, however, that in accordance with Section 10.4(c), the Stockholders shall not be liable to indemnify Parent or any other party hereto for any settlement of any such claim related to Taxes effected without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld.

(d) Parachute Payments. The Company will take all action that is necessary to ensure that no agreement, contract, arrangement or plan (including, without limitation, the Company Options) of the Company or any Subsidiary or, for this purpose, any options granted by Parent to employees of the Company pursuant to the transactions contemplated by this Agreement, will result, separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

ARTICLE IX

CONDITIONS TO THE MERGER

9.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or written waiver by such party) at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The principal terms of this Agreement, the Escrow Agreement and the Merger, and the other items submitted for Stockholder approval as set forth in Article V, shall have been approved and adopted by the Stockholders by the requisite vote under applicable Law and the Company’s Certificate of Incorporation.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

9.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain so true and correct as of such date), and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub.

(c) Escrow Agreement. Each of Parent and the Escrow Agent shall have executed and delivered to the Company an escrow agreement substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”).

(d) Employment Agreements. Parent shall have delivered to each of Murli Thirumale, Goutham Rao and Gordon Payne (the “Key Employees”) an Employment Agreement substantially in the form previously agreed between Parent and the Company.

(e) Legal Opinion. The Company shall have received a legal opinion from Testa, Hurwitz & Thibeault, LLP, legal counsel to Parent and Merger Sub, in a form reasonably acceptable to the Company.

9.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (including the Company Schedules) shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain so true and correct as of such date), and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed or complied with by it on or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

(c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consent of Venture Lending & Leasing III, Inc. as set forth on Schedule 3.5.

(d) Employment Agreements. Each of the Key Employees shall have executed and delivered to Parent an Employment Agreement and an Executive Confidentiality, Non-Solicitation and Non-Competition Agreement substantially in the form previously agreed between Parent and the Company.

(e) Legal Opinion. Parent and Merger Sub shall have received a legal opinion from Stradling Yocca Carlson & Rauth, legal counsel to the Company, in a form reasonably acceptable to Parent.

(f) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any events, occurrences, changes, effects or conditions of any character which, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

(g) Dissenters’ Rights. Holders of not more than 5.00% of the outstanding shares of Company Capital Stock (calculated on an as-if-converted to common stock basis) shall have exercised, or shall have continuing rights to exercise, appraisal or dissenters’ rights under the DGCL or the CGCL, as applicable, with respect to the transactions contemplated by this Agreement.

(h) Termination of Company Investor Rights. Parent shall have been furnished evidence satisfactory to it that (i) all investor rights granted by the Company to its Stockholders and in effect prior to the Closing, including, without limitation, rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants shall have terminated as of the Closing and (ii) all required notifications of the Merger and the other transactions contemplated hereby to the holders of Company Capital Stock, Company Options and Warrants have been properly delivered and all applicable notice periods have expired or been waived.

(i) [Reserved]

(j) Stockholder Approval. Stockholders holding at least 90% of the capital stock of the Company (calculated on an as-if-converted to common stock basis) and 95% of the Preferred Stock (calculated on an as-if-converted to common stock basis) shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby, and such approvals shall include the approval of all of the Persons listed in Schedule 9.3(j) hereof.

(k) Unanimous Board Approval. The board of directors of the Company shall have unanimously (i) approved the Merger and determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders, (ii) approved this Agreement, the Merger, the Escrow Agreement and the other transactions contemplated by this Agreement and (iii) recommended to the Stockholders to adopt and approve this Agreement, the Escrow Agreement and the other transactions contemplated by this Agreement and approve the Merger, which unanimous approval recommendation shall not have been modified or withdrawn in a manner adverse to Parent.

(l) Tax Certificate. The Company shall have delivered to Parent a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent.

(m) Acquisition Expenses. The Company shall have delivered to Parent a certificate signed by the Chief Executive Officer of the Company setting forth the Acquisition Expenses (the “Expense Certificate”).

(n) Resignations. Parent shall have received resignation letters executed and delivered by the directors and officers of the Company.

(o) Stockholder, Optionholder and Warrantholder List. The Company shall have delivered to Parent, as of immediately prior to the Effective Time, a true and complete list, certified by the Secretary of the Company, of (i) all Stockholders as of the Closing Date, including the number of shares of capital stock of the Company held at the Closing Date by each Stockholder (and the class and series thereof), and the address of each Stockholder, (ii) all holders of Company Options as of immediately prior to the Effective Time, including the class, series and number of shares of Company Capital Stock the options are exercisable for, the date of grant, the exercise price and a break out of which options are Vested Options and which are Unvested Options by Option holder and (iii) all holders of the Warrants, including class, series and number of shares of Company Capital Stock the warrants are exercisable for, the date of grant, exercise price and any exercise restrictions.

(p) Legal Action. There shall not be any overtly threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, Merger Sub or the Company as a result of the Merger or such other transactions, or (ii) seeking to prohibit or impose any limitations on Parent’s ownership or operation of all or any portion of the Company’s business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or the Company’s business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on Parent’s ability to receive the anticipated benefits of the Merger.

(q) Escrow Agreement. The Company, the Stockholder Representative and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement.

(r) Termination of Company Options and Company Option Plans. All outstanding Vested Options shall have been terminated in accordance with the terms of the Company Option Plans and the applicable Option Agreements as of immediately prior to the Effective Time.

(s) Termination of Certain Agreements. All existing Employment Agreements, severance agreements, change of control agreements, bonus plans or arrangements between the Company or any of its Subsidiaries and any of their current or former officers, directors or Employees shall have been terminated to the reasonable satisfaction of Parent, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

(t) Company Warrants. All Warrants shall have been terminated in accordance with their terms as of immediately prior to the Effective Time.

(u) Merger Consideration Certificate. The Company shall have delivered to Parent a certificate signed by the Chief Executive Officer of the Company setting forth the Merger Consideration to be paid to each Stockholder in respect of their shares of Company Capital Stock.

(v) Termination of Certain Agreements. All existing agreements providing for indemnification by the Company of its officers and directors, including, without limitation, the Indemnification Agreement by and among the Company and certain parties dated as of March 14, 2001 and the Indemnification Agreement by and among the Company and certain parties dated as of March 4, 2003, shall have been terminated to the reasonable satisfaction of Parent.

(w) Senior Officer Certificates. Each of Murli Thirumale and Gordon Payne shall have executed and delivered to Parent Subordinate Certificates in the form previously agreed between Parent and the Company.

ARTICLE X

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;

INDEMNIFICATION; ESCROW

10.1 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Company set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Parent or Merger Sub, and the Effective Time and shall terminate at 5:00 PM Eastern time on the twenty-four (24) month anniversary of the Closing Date, except that the representations and warranties of the Company set forth in Sections 3.1, 3.3, 3.4 and 3.14 (collectively, the “Fundamental Representations”) shall so survive but shall not terminate until 5:00 PM Eastern time on the five (5) year anniversary of the Closing Date, and except, in all cases, with respect to any Loss, claim or breach of which any Indemnified Party shall have provided written notice to the Stockholder Representative prior to such termination.

(b) The representations and warranties of Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement shall terminate at the Effective Time. The respective covenants, agreements and obligations of the Company, Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time without limitation.

10.2 Indemnification. As an integral term of the Merger, each Stockholder, jointly and severally, shall indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Corporation and each of their officers, directors, employees, members, agents and Affiliates (the “Indemnified Parties”) against any and all claims, losses, liabilities, damages, deficiencies, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”; provided, however, that “Losses” shall not include any amounts actually received by the Company in respect of insurance) incurred or suffered by any such Indemnified Parties directly or indirectly as a result of, with respect to or in connection with (i) the failure of any representation or warranty of the Company set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date, (ii) any failure by the Company to fully perform, fulfill or comply with any covenant set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement, (iii) any Dissenting Share Payments, (iv) any Acquisition Expenses Deficiency, (v) the Working Capital Indemnity Amount, and (vi) any Stockholder claims relating to or arising out of the Merger, this Agreement or the transactions contemplated hereby, except for claims arising out of or related to disputing a claim to indemnification made by an Indemnified Party hereunder. The Indemnity Escrow Amount shall be available to reimburse the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to this Section 10.2. The waiver by Parent and Merger Sub of any of the conditions set forth in Article IX shall not effect the provisions of this Article X.

10.3 Limitations. Except with respect to Losses incurred or suffered by any Indemnified Party directly or indirectly as a result of, with respect to or in connection with any breach or inaccuracy of any of the Fundamental Representations, the sole and exclusive remedy of the Indemnified Parties for money damages with respect to indemnification pursuant to Section 10.2(i) shall be to make claims against the Indemnity Escrow Amount in accordance with the Escrow Agreement. No claims shall be made by any Indemnified Party against the Indemnity Escrow Amount pursuant to Section 10.2(i) hereof, other than any claims arising from any breach or inaccuracy of any of the Fundamental Representations, unless and until the aggregate amount of Losses for which the Indemnified Parties are entitled to be indemnified pursuant to Section 10.2(i) exceed $200,000 and then only to the extent of such excess. The indemnification obligation of each Stockholder for money damages pursuant to Section 10.2(i) with respect to or in connection with any breach or inaccuracy of any of the Fundamental Representations shall be limited to the aggregate gross amount of Merger Consideration such Stockholder has received pursuant to this Agreement and the Merger. Parent, Merger Sub, and the Indemnified Parties agree that the sole and exclusive remedy for money damages for any matters relating to this Agreement, the Escrow Agreement and any certificate or instrument delivered pursuant hereto shall be the rights to indemnification set forth in this Article X. Notwithstanding anything in this Article X to the contrary, nothing in this Agreement shall limit (i) any right or remedy for fraud, intentional misrepresentation or willful breach or misconduct or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

10.4 Procedures.

(a) Promptly after the discovery of any Loss or Losses by any Indemnified Party which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the Stockholder Representative a certificate (the “Claim Certificate”), which Claim Certificate shall:

(i) state that the Indemnified Party has paid or properly accrued Losses, or anticipates that it will incur liability for Losses, for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail, to the extent available, each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b) In case the Stockholder Representative shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Stockholder Representative shall, within thirty (30) days after receipt by the Stockholder Representative of such Claim Certificate, deliver to the Indemnified Party a written notice to such effect and the Stockholder Representative and the Indemnified Party shall, within the thirty-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Stockholder Representative shall have so objected. If the Indemnified Party and the Stockholder Representative shall succeed in reaching agreement with respect to any of such claims, the Indemnified Party and the Stockholder Representative shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Stockholder Representative be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party shall be entitled to pursue its available remedies for resolving its claim for indemnification.

(c) Promptly after the assertion by any third party of any claim against any Indemnified Party (a “Third Party Claim”) that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Stockholder Representative a written notice describing in reasonable detail such Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Stockholder Representative shall relieve the Stockholders of any liability or obligations hereunder, except to the extent that the Stockholders have been materially prejudiced thereby, and then only to such extent. The Indemnified Party shall have the right in its sole discretion to conduct the defense of any such Third Party Claim; provided, however, that the Stockholders shall not be liable to indemnify any Indemnified Party for any settlement of any such Third Party Claim effected without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld. If any such action or claim is settled with the prior written consent of the Stockholder Representative, or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto.

(d) Claims for Losses specified in any Claim Certificate to which the Stockholder Representative did not object in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 10.4(b), and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” The Indemnified Party shall be entitled to payment for any Agreed Claims within ten (10) Business Days of the determination of the amount of any such Agreed Claims.

10.5 Stockholder Representative; Power of Attorney.

(a) By virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders, each Stockholder (regardless of whether or not such Stockholder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby initially appoints, as of the date of this Agreement, Tim Guleri (together with his permitted successors, the “Stockholder Representative”), as his, her or its true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement and any transactions contemplated by the Escrow Agreement, and to: (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such Stockholders individually), (ii) authorize deliveries to Parent of cash from (A) the Working Capital Escrow Amount to provide a source of funding to Parent for any Working Capital Deficiency and (B) the Indemnity Escrow Amount in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Party, including by not objecting to such claims), (iii) object to such claims pursuant to Section 10.4, (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party, against any such Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby, (vi) amend this Agreement, the Escrow Agreement or any other agreement referred to herein or contemplated hereby, and (vii) take all actions necessary or appropriate in the judgment of the

Stockholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The person serving as the Stockholder Representative may be replaced from time to time by the holders of a majority in interest of the Indemnity Escrow Amount upon not less than ten (10) days’ prior written notice to Parent and with Parent’s written consent, which shall not be unreasonably withheld. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders.

(b) The Stockholder Representative shall not be liable to any Stockholder for any act done or omitted hereunder as the Stockholder Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall jointly and severally indemnify the Stockholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. The Stockholder Representative shall be reimbursed for reasonable expenses incurred in the performance of his duties (including, without limitation, the reasonable fees of counsel), and (i) such fees related to costs and charges of the Accounting Referee’s review and report shall be paid out of the Working Capital Escrow Amount and (ii) such other fees shall be paid out of the Indemnity Escrow Amount, pursuant to the terms of the Escrow Agreement.

(c) The Stockholder Representative shall have access to relevant information about the Company and the reasonable assistance of the Company’s officers and the employees for purposes of performing its duties and exercising its rights hereunder; provided, however, that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholder Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Stockholders and shall be final, binding and conclusive upon each such Stockholder; and each Indemnified Party and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Stockholder. Except for their gross negligence and willful misconduct, each Indemnified Party and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Stockholder Representative.

(e) Except for matters that are subject to Section 10.4, and without limiting the generality or effect of Section 10.5(a), any and all claims and disputes between or among any Indemnified Party, the Stockholder Representative and/or any one or more Stockholders relating to this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby shall in the case of any claim or dispute asserted by or against or involving any such Stockholder (other than any claim against or dispute with the Stockholder Representative), be asserted or otherwise addressed solely by the Stockholder Representative on behalf of such Stockholder (and not by such Stockholder acting on its own behalf).

10.6 No Subrogation. Following the Closing, no Stockholder shall have any right of indemnification, contribution or subrogation against the Company or any Subsidiary with respect to any indemnification made by or on behalf of any Stockholder under Section 10.2 if the Merger and the transactions contemplated by this Agreement are consummated.

10.7 Purchase Price Adjustment. Amounts required to be paid as indemnification pursuant to this Article 10 shall be treated as adjustments to the purchase price for tax purposes.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date regardless of whether this Agreement and/or the Merger have been approved by the Stockholders:

(a) by written agreement of the Company, Parent and Merger Sub;

(b) by either Parent or the Company if: (i) the Closing Date has not occurred by (the “Termination Date”) (x) if all of the conditions to Closing set forth in Sections 9.1 and 9.3 have been satisfied or waived by such date, December 20, 2004 and (y) if clause (x) is not applicable, January 15, 2005; provided, that the right to terminate this Agreement under this clause 11.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure constitutes a breach of this Agreement, (ii) there shall be a final non-appealable order of a Governmental Entity in effect preventing consummation of the Merger, or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(c) by Parent if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

(d) by Parent if it is not in material breach of its obligations under this Agreement and (x) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 9.3(a) or 9.3(b), as the case may be, would not then be satisfied, or (y) there shall have occurred any events, occurrences, changes, effects or conditions of any character which, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect and as a result the condition set forth in Section 9.3(f) would not then be satisfied;

(e) by Parent, if the Company or its Board of Directors (A) fails to recommend or publicly proposes not to recommend the adoption and approval of this Agreement and the Merger by the Stockholders or breaches Section 5.1 or (B) shall have withdrawn, modified or amended in any respect adverse to Parent its recommendation of the adoption and approval of this Agreement and the Merger by the Stockholders (or publicly proposes to do so) or failed to reconfirm its recommendation of this Agreement and the Merger within three Business Days after a written request by Parent to do so;

(f) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 9.2(a) or 9.2(b), as the case may be, would not then be satisfied.

(g) by the Company if (A) the Company is not in breach of Section 5.1 or 7.12 hereof, (B) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement attaching the most current version of such agreement to such notice, (C) Parent does not make, within five Business Days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and its financial advisor, is at least as favorable to the Stockholders as the Superior Proposal (taking into account all financial and strategic considerations and other relevant factors), (D) concurrent with such termination the Company pays to Parent in immediately available funds the fees and expenses required to be paid pursuant to Section 11.2(b) and (E) concurrently with such termination the Company enters into a binding written agreement with respect to such Superior Proposal. The Company agrees (1) that it will not enter into a binding agreement referred to in clause (B) above until at least the sixth Business Day after it has provided the notice to Parent required thereby and (2) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

Where action is taken to terminate this Agreement pursuant to Section 11.1, it shall be sufficient for such action to be authorized by the board of directors of the party taking such action.

11.2 Effect of Termination. (a) Except as set forth in this Section 11.2, any termination of this Agreement under Section 11.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect, except (i) as set forth in Sections 7.2 and 7.3, this Section 11.2, Section 11.3 and Article XII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Nondisclosure Agreement, all of which obligations shall survive termination of this Agreement.

(b) In the event that this Agreement is terminated (A) by Parent pursuant to Section 11.1(e) or (B) by the Company pursuant to Section 11.1(g), then the Company shall promptly, but in no event later than the earlier of the date of such termination or date of entrance into an agreement concerning a Superior Proposal or such earlier time as required by this Agreement pay to Parent a cash termination fee of $2,500,000 payable by wire transfer of same day funds (the “Termination Fee”).

(c) In the event that (A) this Agreement is terminated pursuant to Section 11.1(b)(i) after the Company receives a Proposal and (B) within 12 months of such termination the Company enters into an agreement concerning any Proposal, the Company shall at the time of entering into such agreement pay to Parent the Termination Fee payable by wire transfer of same day funds.

(d) The Company and Parent each acknowledge that the agreements contained in Sections 11.2 (b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to this Section, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fees set forth in this Section 11.2, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of the Bank of America in effect from time to time during such period plus two percent. Provided that the Company has not breached its obligations pursuant to Sections 5.1 and 7.12, the payment of the Termination Fee pursuant to Section 11.2(b) or (c) shall be the sole and exclusive remedy that may be available in law or equity to Parent or Merger Sub for the termination of this Agreement pursuant to Section 11.1(e) or 11.1(g).

11.3 Amendment. Except as is otherwise required by applicable Law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Company. Except as is otherwise required by applicable Law, after the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Stockholder Representative.

11.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed,

(i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent set forth, in an instrument in writing signed on behalf of such party.

ARTICLE XII

GENERAL PROVISIONS

12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery, or (ii) if delivered by registered or certified mail (return receipt requested), three (3) Business Days after mailing, or (iii) if delivered by first class mail, three (3) Business Days after mailing. Notices shall be deemed to be deemed properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Citrix Systems, Inc.
851 W. Cypress Creek Road
Fort Lauderdale, FL 33309
	Attention :	General Counsel
	Telephone:	(954) 267-3000
	Facsimile:	(954) 267-2862

with a copy to:

Testa, Hurwitz & Thibeault, LLP
125 High Street
Boston, MA 02110
	Attention:	Steven C. Browne, Esq.
	Telephone:	(617) 248-7000
	Facsimile:	(617) 790-0040

(b)	if to the Company, to:

Net6, Inc.
2740 Zanker Road, Suite 201
San Jose, CA 95134
	Attention:	Chief Executive Officer
	Telephone:	(408) 382-4900
	Facsimile:	(408) 382-4901

with a copy to:

Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660
	Attention:	Shivbir S. Grewal
	Telephone:	(949) 725-4000
	Facsimile:	(949) 725-4100

(c)	if to the Stockholder Representative to:

Name: Tim Guleri
c/o Sierra Ventures
2884 Sand Hill Road, Suite 100
Menlo Park, CA 94025
	Telephone:	(650) 854-1000
	Facsimile:	(650) 854-5593

12.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “agreement” when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

12.4 Entire Agreement; Assignment. Except for the Nondisclosure Agreement, this Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of Law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective Affiliates; provided, however, that Parent may not delegate its obligation to deposit the Merger Consideration with the Payment Agent pursuant to Section 2.8 of this Agreement.

12.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

12.8 Rules of Construction. The parties hereto represent that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

12.10 Expenses. In the event the Merger is not consummated, all fees and expenses incurred in connection with the Merger, including without limitation all legal, accounting, Tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the party incurring such fees and expenses.

12.11 Parties in Interest. Except as provided in Section 7.14(d), this Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted assigns, and nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company and the Stockholder Representative has executed this Agreement or have caused this Agreement to be executed by their duly authorized respective officers, all as of the date first written above.

CITRIX SYSTEMS, INC. a Delaware corporation			NET6, INC. a Delaware corporation

By:	/s/ DAVID J. HENSHALL		By:	/S/ MURLI THIRUMALE
	Name:	David J. Henshall		Name:	Murli Thirumale
	Title:	Vice President & Chief Financial Officer		Title:	CEO

STOCKHOLDER REPRESENTATIVE	HAL ACQUISITION CORP. a Delaware corporation

/s/ TIM GULERI	By:	/S/ DAVID J. HENSHALL
Tim Guleri		Name:	David J. Henshall
General Partner Sierra Ventures.		Title:	President

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Voting Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Amended and Restated Certificate of Incorporation of Merger Sub
Exhibit D	Amended and Restated By-laws of Merger Sub
Exhibit E	Form of Escrow Agreement

Exhibit A

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”) between Citrix Systems, Inc., a Delaware corporation (“Parent”), Hal Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned stockholder (the “Stockholder”) of Net6, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Stockholder owns of record and/or holds (i) shares of the Company’s capital stock and/or (ii) stock options, convertible securities or warrants (whether or not vested) to acquire shares of the Company’s capital stock, in each case in that number and class of shares of the Company’s capital stock set forth on Schedule A hereto (such options, convertible securities, warrants and/or shares of the Company’s capital stock, together with any other such options, convertible securities, warrants and/or shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”);

WHEREAS, upon the fulfillment of the terms and conditions of an Agreement and Plan of Merger by and among Parent, Merger Sub and the Company dated the date hereof (the “Merger Agreement”), the Merger Sub will be merged with and into the Company (the “Merger”);

WHEREAS, the Stockholder believes that the terms of the Merger and the Merger Agreement are fair and that it is in his, her or its best interest as a stockholder of the Company that the Merger be consummated;

WHEREAS, Parent has advised the Company that Parent is not prepared to execute the Merger Agreement unless Parent believes that it is reasonably likely that the Merger will be consummated, and therefore Parent is requiring that certain stockholders undertake in advance to vote their shares in favor of the Merger; and

WHEREAS, for the above reasons, in order to induce Parent to enter into the Merger and in consideration of the execution of the Merger Agreement by Parent and to enhance the likelihood that the Merger will be consummated, the Stockholder, solely in his, her or its capacity as a stockholder of the Company, agrees to vote the Subject Shares so as to facilitate consummation of the Merger.

NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth below, the parties agree as follows:

1. Definitions. For purposes of this Agreement, terms not defined herein but used herein and defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement.

2. Transfer of Shares. Subject to Section 7 hereof, the Stockholder agrees that, during the term of this Agreement, the Stockholder shall not cause or permit any Transfer (as defined below) of any of the Subject Shares or enter into any agreement, option or arrangement with respect to a

Transfer. The Stockholder agrees that, during the term of this Agreement, the Stockholder shall not deposit (or permit the deposit of) any Subject Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Subject Shares or in any way grant any other Person any right whatsoever with respect to the voting or disposition of the Subject Shares. For purposes of this Agreement, a Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers, assigns or otherwise disposes of such security, or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

3. Agreement to Vote Shares. The Stockholder agrees that at any meeting of stockholders of the Company or at any adjournment thereof, in any action by written consent or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) all of the Subject Shares: (i) in favor of the Merger and each of the terms of the Merger Agreement and the transactions and other agreements reflected therein; (ii) against any proposal, amendment or agreement that would in any manner impede, frustrate, prevent or nullify the Merger Agreement, the Merger or this Agreement or change the voting rights of any class of capital stock of the Company and (iii) against any Proposal.

4. Director Matters Excluded. Parent and Merger Sub acknowledge and agree that no provision of this Agreement, including without limitation Sections 9 and 12, shall limit or otherwise restrict the Stockholder with respect to any vote, discussions or negotiations that the Stockholder may make or undertake solely in his or her capacity as a director of the Company with respect to a matter presented to the Company’s board of directors.

5. Irrevocable Proxy.

a. Concurrently with the execution of this Agreement, the Stockholder has executed and delivered to Parent an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Subject Shares.

b. If for any reason the proxy granted pursuant to this Agreement is not irrevocable, then the Stockholder agrees to vote the Subject Shares in accordance with Section 3 of this Agreement as instructed by Parent in writing.

6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent, Merger Sub and the Company as follows:

a. The Stockholder (i) is the record and beneficial owner of the shares of the Company’s capital stock and/or stock options, convertible securities or warrants (whether or not vested) to acquire shares of the Company’s capital stock, in each case in that number and class of shares of the Company’s capital stock appearing on Schedule A hereto, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever, and (ii) does not beneficially own any securities of the Company other than the securities of the Company indicated on Schedule A hereto.

b. Except as set forth on Schedule A, the Stockholder has the sole right to Transfer, vote and direct the voting of the Subject Shares, and none of the Subject Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or voting of the Subject Shares, except for the Amended and Restated Voting Agreement dated as of March 4, 2003 or as set forth in this Agreement.

c. The Stockholder (i) is, if not a natural person, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement and the Proxy, consummate the transactions contemplated hereby and thereby and comply with the terms hereof and thereof. The execution and delivery by the Stockholder of this Agreement and the Proxy, consummation by the Stockholder of the transactions contemplated hereby and thereby and compliance by the Stockholder with the provisions hereof and thereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of the Stockholder, and no other corporate, company, partnership or other proceedings on the part of the Stockholder are necessary to authorize this Agreement and the Proxy, consummate the transactions contemplated hereby and thereby or comply with the provisions hereof or thereof.

d. Each of this Agreement and the Proxy has been duly executed and delivered by the Stockholder, constitutes a valid and binding obligation of the Stockholder and is enforceable against the Stockholder in accordance with its terms.

e. The execution and delivery of this Agreement and the Proxy, consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof do not and will not conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under any provision of: (i) the certificate of incorporation or by-laws, partnership agreement or limited liability company agreement (or similar organizational documents) of the Stockholder, if applicable; (ii) any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to the Stockholder or its properties or assets or (iii) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder or the Stockholder’s assets are bound.

7. Permitted Transfers. Notwithstanding Section 2 hereof, the Stockholder may Transfer Subject Shares to (i) any family member, (ii) the trustee or trustees of a trust for the benefit of the Stockholder and/or one or more family members, (iii) one or more charitable foundations or organizations or any trustee or trustees of a trust for the benefit thereof, (iv) a partnership of which the Stockholder and/or family members of the Stockholder own all of the partnership interests, (v) a limited liability company of which the Stockholder and/or family members of the Stockholder own all of the limited liability company membership interests or (vi) an Affiliate of such Stockholder; provided, however, that (i) the Stockholder shall provide Parent with at least seven (7)-days prior written notice of any such Transfer, (ii) any such transferee shall, as a condition to such Transfer, execute and deliver to Parent a counterpart signature page to this Agreement whereby such transferee shall become bound to the provisions hereof, (iii) the Stockholder may Transfer Subject Shares to no more than three (3) transferees and (iv) each transferee must acquire at least twenty percent (20%) of the maximum number of Subject Shares that are at any time subject to this Agreement.

8. Termination. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time and (iii) an amendment of the Merger Agreement which decreases the Merger Consideration or delays the timing of payment of the Merger Consideration for more than fifteen (15) Business Days. In the event of the termination of this Agreement, this Agreement and the Proxy shall forthwith become null and void, there shall be no liability on the part of any of the parties and all rights and obligations of each party hereto shall cease; provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to termination.

9. Further Covenant and Assurances.

a. The Stockholder shall not (and (x) if the Stockholder is a corporation, the Stockholder’s board of directors and executive officers shall not authorize, instruct, direct or knowingly allow or (y) if the Stockholder is not a corporation, the Stockholder shall not permit, any of its Affiliates, directors, officers, employees, investment bankers, attorneys or other advisors or representatives, to) (i) directly or indirectly solicit, initiate or knowingly encourage the submission of any Proposal or (ii) subject to Section 4, directly or indirectly participate in any discussions or negotiations regarding, furnish to any Person any information with respect to or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Proposal. Subject to Section 4, the Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the provisions of this Agreement and the transactions contemplated hereby.

b. The Stockholder will notify Parent and Merger Sub if any Proposals are received by, information is requested from or negotiations or discussions are sought to be initiated or continued with the Stockholder, or, to the Stockholder’s knowledge, the Company, the Company’s officers, directors, employees, independent contractors, investment bankers, attorneys, accountants or other agents, if any, in each case in connection with any Proposal indicating, in connection with such notice, the name of the Person making such Proposal and the material terms and conditions of such Proposal. Subject to Section 4, the Stockholder agrees that he, she or it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Proposal.

10. Successors, Assigns and Transferees Bound. Without limiting Section 2 hereof in any way, the Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares from the date hereof through the termination of this Agreement and shall be binding upon any Person to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including the Stockholder’s heirs, guardians, administrators or successors, and the Stockholder further agrees to take all actions necessary to effectuate the foregoing. Any shares of the Company’s capital stock or any stock options, convertible securities or warrants (whether or not vested) to acquire shares of the Company’s capital stock received by the Stockholder in connection with any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the capital stock of the Company shall be Subject Shares, and this Agreement and the representations, warranties, covenants, agreements and obligations hereunder shall attach to any such additional Subject Shares.

11. Deposit. The Stockholder shall cause a counterpart of this Agreement to be deposited with the Company at its principal place of business or registered office, where it shall be subject to the same right of examination by a stockholder of the Company, in person or by agent or attorney, as are the books and records of the Company.

12. Confidentiality. Subject to Section 4, the Stockholder agrees that it will not disclose to any third party (except for such Stockholder’s legal counsel, the Company and the Company’s legal counsel) the existence or nature of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby without the prior written consent of Parent, which written consent shall not be unreasonably withheld or delayed.

13. Remedies. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it and that any such breach would cause Parent irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity that it may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

14. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

15. Entire Agreement / Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the parties hereto.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The Stockholder agrees that process may be served upon him, her or it in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and process.

17. Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Waiver Under 2003 Voting Agreement. [This section only applies to Murli Thirumale, Goutham Rao, John Theis. Russ Lentini. Sierra Ventures VIII – A, L.P.. Sierra Ventures VIII – B, L.P.. Sierra Ventures Associates, L.L.C.. Olympic Venture Partners V, L.P.. OVP V Entrepreneurs Fund, L.P.. BAVP, L.P.]. The Stockholder is a party to that certain Voting Agreement dated March 4, 2003. Section 1(j) of that agreement provides that none of the parties thereto shall subject any shares of the Company’s capital stock to any arrangement or agreement with respect to the voting of such shares of capital stock. The Stockholder hereby waives the requirement of such Section 1(j).

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of this 21st day of November, 2004.

STOCKHOLDER:

By:
Name:
Title:

By:
Name:
Title:

Stockholder’s Spouse (if applicable)

Name:

CITRIX SYSTEMS, INC.

By:
Name:
Title:

HAL ACQUISITION CORPORATION

By:
Name:
Title:

Schedule A

Name and Address of Stockholder	Number and Class of Subject Shares Owned of Record or Held or Pursuant to Vested or Unvested Options, Warrants or Convertible Securities

Exhibit A

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Net6, Inc., a Delaware corporation (the “Company”), solely in his, her or its capacity as a stockholder of the Company, hereby irrevocably appoints David Henshall and David Friedman, of Citrix Systems, Inc., a Delaware corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting, consent and similar rights with respect to all of the Subject Shares (as defined in the Voting Agreement (as defined below)) until the Expiration Date (as defined below) as specified below. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Subject Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Subject Shares until after the Expiration Date.

This Proxy is irrevocable, coupled with an interest sufficient in law to support an irrevocable power and made for the benefit of third parties, granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned Stockholder (the “Voting Agreement”) and is granted solely in furtherance of the Stockholder’s undertaking to vote the Subject Shares as required by the Voting Agreement contemplated by that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, Hal Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the date of termination of the Voting Agreement in accordance with its terms.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Subject Shares and to exercise all voting, consent and similar rights of the undersigned with respect to the Subject Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the Merger and each of the terms of the Merger Agreement and the transactions and other agreements reflected therein; (ii) against any proposal, amendment or agreement that would in any manner impede, frustrate, prevent or nullify the Merger Agreement, the Merger or the Voting Agreement or change the voting rights of any class of capital stock of the Company and (iii) against any Proposal (as defined in the Merger Agreement). Stockholder may vote the Subject Shares on all other matters not referred to in this Proxy, and the attorneys and proxies named above may not exercise this Proxy with respect to such other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

STOCKHOLDER:

By:
Name:
Title:

By:
Name:
Title:

Stockholder’s Spouse (if applicable)

Name:

Dated: November 21, 2004

Exhibit B

CERTIFICATE OF MERGER

MERGING

HAL ACQUISITION CORPORATION

(a Delaware corporation)

WITH AND INTO

NET6, INC.

(a Delaware corporation)

Pursuant to Section 251 of the General Corporation Law of the State of Delaware, the undersigned corporation, which is organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The name and state of incorporation of the constituent corporations are: (a) Net6, Inc., a corporation organized and existing under the laws of the State of Delaware (“Net6”), and (b) Hal Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (collectively, the “Constituent Corporations”).

SECOND: An Agreement and Plan of Merger by and among Citrix Systems, Inc., a Delaware corporation, the Constituent Corporations and [Tim Guleri] as stockholder representative dated as of [November     , 2004] (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251(c) of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is Net6, Inc. (the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of the Surviving Corporation is amended and restated in its entirety to read as set forth in Exhibit A hereto.

FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation at 125 High Street, Boston, MA 02110.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed as of the              day of December, 2004.

NET6, INC.

By:	/s/ MURLI THIRUMALE
Its:	President and Chief Executive Officer

Exhibit C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NET6, INC.

* * * * * *

FIRST. The name of the corporation is Net6, Inc. (the “Corporation”).

SECOND. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock with a par value of one cent ($.001) per share.

A description of the respective classes of stock and a statement of the designations, powers, preferences and rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

A. COMMON STOCK

1. Voting Rights. Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

2. Dividends. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

3. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

FIFTH. The corporation is to have perpetual existence.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

1. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

2. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

3. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

SEVENTH.

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

2. Actions of Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action of suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware of such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purpose hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

5. Advance of Expenses. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article.

Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), even though less than a quorum, (b) if there are no such disinterested directors, or if such disinterested directors so direct, by independent legal counsel (who may be regular legal counsel to the corporation) in a written opinion, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, or (d) the Delaware Court of Chancery.

7. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 6. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

9. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

10. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

11. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

12. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by an applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

15. Subsequent Legislation. If the General Corporation Law of the State of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

EIGHTH. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

Exhibit D

AMENDED & RESTATED

BY-LAWS

OF

NET6, INC.

A DELAWARE CORPORATION

Dated: December     , 2004

(ii)

AMENDED & RESTATED

BY-LAWS

OF

NET6, INC. (The “Corporation”)

ARTICLE I

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings. All meetings of the stockholders may be held at such place within or without the State of Delaware as may be fixed from time to time by the Board of Directors or the Chief Executive Officer, or if not so designated, at the registered office of the Corporation. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of Delaware. If so authorized, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2. Annual Meeting. Unless directors are elected by written consent in lieu of an annual meeting as permitted by law and these By-Laws, an annual meeting of stockholders may be held at such date and time, and by such means of remote communication, if any, as shall be designated from time to time by the Board of Directors or the Chief Executive Officer, at which meeting the stockholders shall elect by a plurality vote a board of directors and shall transact such other business as may be properly brought before the meeting. If no annual meeting is held in accordance with the foregoing provisions, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient, which meeting shall be designated a special meeting in lieu of annual meeting.

Section 3. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may, unless otherwise prescribed by statute or by the certificate of incorporation, be called by the Board of Directors or the Chief Executive Officer and shall be called by the Chief

Executive Officer or Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Section 4. Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of stockholders, annual or special, stating the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Section 5. Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 6. Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or by remote communication, or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute, the certificate of incorporation or these By-Laws. Where a separate vote by a class or classes is required, one-third of the outstanding shares of such class or classes, present in person or by remote communication, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. If no quorum shall be present or represented at any meeting of stockholders, such meeting may be adjourned in accordance with Section 7 hereof, until a quorum shall be present or represented.

Section 7. Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these By-Laws, which time and place shall be announced at the meeting, by a majority of the stockholders present in person or by remote communication, or represented by proxy at the meeting and entitled to vote (whether or not a quorum is present), or, if no stockholder is present or represented by proxy, by any officer entitled to preside at or to act as Secretary of such meeting, without notice other than announcement at the meeting. At such adjourned meeting, any business may be transacted which might have been transacted at the original meeting, provided that a quorum either was present at the original meeting or is present at the adjourned meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8. Action at Meetings. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the stock present in person or by remote communication, or represented by proxy, entitled to vote and voting on the matter (or where a separate vote by a class or classes is required, the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting) shall decide any matter (other than the election of Directors) brought before such meeting, unless the matter is one upon which by express provision of law, the certificate of incorporation or these By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such matter. The stock of holders who abstain from voting on any matter shall be deemed not to have been voted on such matter. Directors shall be elected by a plurality of the votes of the shares present in person or by remote communication, or represented by proxy at the meeting, entitled to vote and voting on the election of Directors.

Section 9. Voting and Proxies. Unless otherwise provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote for each share of capital stock having voting power held of record by such stockholder. Each stockholder entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action in writing without a meeting, may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Section 10. Action Without Meeting. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed and dated by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes herein, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (A) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (B) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or other electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered in accordance with Section 228 of the General Corporation Law of Delaware, to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all such purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE II

DIRECTORS

Section 1. Number, Election, Tenure and Qualification. The number of Directors which shall constitute the whole board shall be not less than one. Within such limit, the number of Directors shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting or at any special meeting of stockholders. The directors shall be elected at the annual meeting or at any special meeting of stockholders, or by written consent in lieu of an annual or special meeting of the stockholders (provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action), except as provided in section 3 of this Article, and each director elected shall hold office until his successor is elected and qualified, unless sooner displaced. Directors need not be stockholders.

Section 2. Enlargement. The number of the Board of Directors may be increased at any time by vote of a majority of the Directors then in office.

Section 3. Vacancies. Vacancies and newly created Directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining director, and the Directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no Directors in office, then an election of Directors may be held in the manner provided by statute. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law or these By-Laws, may exercise the powers of the full board until the vacancy is filled.

Section 4. Resignation and Removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation at its principal place of business or to the Chief Executive Officer or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of Directors, unless otherwise specified by law or the certificate of incorporation.

Section 5. General Powers. The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all powers of the Corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

Section 6. Chairman of the Board. If the Board of Directors appoints a chairman of the board, he shall, when present, preside at all meetings of the stockholders and the Board of Directors. He shall perform such duties and possess such powers as are customarily vested in the office of the chairman of the board or as may be vested in him by the Board of Directors.

Section 7. Place of Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware.

Section 8. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the board; provided that any director who is absent when such a determination is made shall be given prompt notice of such determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

Section 9. Special Meetings. Special meetings of the board may be called by the Chief Executive Officer, Secretary, or on the written request of two (2) or more Directors, or by one director in the event that there is only one director in office. Two (2) days’ notice to each director, either personally or by telegram, cable, telecopy, electronic mail, commercial delivery service, telex or similar means sent to his business or home address, or three (3) days’ notice by written notice deposited in the mail, shall be given to each director by the Secretary or by the officer or one of the Directors calling the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

Section 10. Quorum, Action at Meeting, Adjournments. At all meetings of the board a majority of Directors then in office, but in no event less than one third of the entire board, shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law or by the certificate of incorporation. For purposes of this section, the term “entire board” shall mean the number of Directors last fixed by the stockholders or Directors, as the case may be, in accordance with law and these By-Laws; provided, however, that if less than all the number so fixed of Directors were elected, the “entire board” shall mean the greatest number of Directors so elected to hold office at any one time pursuant to such authorization. If a quorum shall not be present at any meeting of the Board of Directors, a majority of the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 11. Action by Consent. Unless otherwise restricted by the certificate of incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing or electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 12. Telephonic Meetings. Unless otherwise restricted by the certificate of incorporation or these By-Laws, members of the Board of Directors or of any committee thereof may participate in a meeting of the Board of Directors or of any committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 13. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (a) adopting, amending or repealing the By-Laws of the Corporation or any of them or (b) approving or adopting, or recommending to the stockholders any action or matter expressly required by law to be submitted to stockholders for approval. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and make such reports to the Board of Directors as the Board of Directors may request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the Directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-Laws for the conduct of its business by the Board of Directors.

Section 14. Compensation. Unless otherwise restricted by the certificate of incorporation or these By-Laws, the Board of Directors shall have the authority to fix from time to time the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and the performance of their responsibilities as Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors and/or a stated salary as director. No such payment shall preclude any director from serving the Corporation or its parent or subsidiary corporations in any other capacity and receiving compensation therefor. The Board of Directors may also allow compensation for members of special or standing committees for service on such committees.

ARTICLE III

OFFICERS

Section 1. Enumeration. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer and such other officers with such titles, terms of office and duties as the Board of Directors may from time to time determine, including a Chairman of the Board, one or more Vice-Presidents, and one or more Assistant Secretaries and Assistant Treasurers. If authorized by resolution of the Board of Directors, the Chief Executive Officer may be empowered to appoint from time to time Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these By-Laws otherwise provide.

Section 2. Election. The Board of Directors at its first meeting after each annual meeting of stockholders shall choose a President, a Secretary and a Treasurer. Other officers may be appointed by the Board of Directors at such meeting, at any other meeting, or by written consent.

Section 3. Tenure. The officers of the Corporation shall hold office until their successors are chosen and qualify, unless a different term is specified in the vote choosing or appointing him, or until his earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors or by the Chief Executive Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board of Directors or a committee duly authorized to do so, except that any officer appointed by the Chief Executive Officer may also be removed at any time, with or without cause, by the Chief Executive Officer. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors, at its discretion. Any officer may resign by delivering his written resignation to the Corporation at its principal place of business or to the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Section 4. President. The President shall be the Chief Operating Officer of the Corporation. He shall also be the Chief Executive Officer unless the Board of Directors otherwise provides. If no Chief Executive Officer shall have been appointed by the Board of Directors, all references herein to the “Chief Executive Officer” shall be to the President. The President shall, unless the Board of Directors provides otherwise in a specific instance or generally, preside at all meetings of the stockholders and the Board of Directors, have general and active management of the business of the Corporation and see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute bonds, mortgages, and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

Section 5. Vice-Presidents. In the absence of the President or in the event of his or her inability or refusal to act, the Vice-President, or if there be more than one Vice-President, the

Vice-Presidents in the order designated by the Board of Directors or the Chief Executive Officer (or in the absence of any designation, then in the order determined by their tenure in office) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice-Presidents shall perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe.

Section 6. Secretary. The Secretary shall have such powers and perform such duties as are incident to the office of Secretary. The Secretary shall maintain a stock ledger and prepare lists of stockholders and their addresses as required and shall be the custodian of corporate records. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the Stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be from time to time prescribed by the Board of Directors or Chief Executive Officer, under whose supervision the Secretary shall be. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or an assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.

Section 7. Assistant Secretaries. The assistant Secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors, the Chief Executive Officer or the Secretary (or if there be no such determination, then in the order determined by their tenure in office), shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the absence of the Secretary or any assistant Secretary at any meeting of stockholders or Directors, the person presiding at the meeting shall designate a temporary or acting Secretary to keep a record of the meeting.

Section 8. Treasurer. The Treasurer shall perform such duties and shall have such powers as may be assigned to him or her by the Board of Directors or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, when the Chief Executive Officer or Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.

Section 9. Assistant Treasurers. The assistant Treasurer, or if there shall be more than one, the assistant Treasurers in the order determined by the Board of Directors, the Chief Executive Officer or the Treasurer (or if there be no such determination, then in the order determined by their tenure in office), shall, in the absence of the Treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe.

Section 10. Bond. If required by the Board of Directors, any officer shall give the Corporation a bond in such sum and with such surety or sureties and upon such terms and conditions as shall be satisfactory to the Board of Directors, including without limitation a bond for the faithful performance of the duties of his office and for the restoration to the Corporation of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control and belonging to the Corporation.

ARTICLE IV

NOTICES

Section 1. Delivery. Whenever, under the provisions of law, or of the Certificate of Incorporation or these By-Laws, notice is required to be given to any person, such notice may be given by mail, addressed to such person, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Unless written notice by mail is required by law, notice may also be given by telegram, cable, telecopy, commercial delivery service, telex or similar means, addressed to such person at his address as it appears on the records of the corporation, in which case such notice shall be deemed to be given when delivered into the control of the persons charged with effecting such transmission, the transmission charge to be paid by the Corporation or the person sending such notice and not by the addressee. Notice may also be given to stockholders by a form of electronic transmission in accordance with and subject to the provisions of Section 232 of the General Corporation Law of Delaware. Oral notice or other in-hand delivery (in person or by telephone) shall be deemed given at the time it is actually given.

Section 2. Waiver of Notice. Whenever any notice is required to be given under the provisions of law or of the certificate of incorporation or of these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V

CAPITAL STOCK

Section 1. Certificates of Stock. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the chairman or Vice-chairman of the Board of Directors, or the President or a Vice-President and the Treasurer or an assistant Treasurer, or the Secretary or an assistant Secretary of the Corporation, certifying the number of shares owned by such holder in the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

Section 2. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to give reasonable evidence of such loss, theft or destruction, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate.

Section 3. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and proper evidence of compliance with other conditions to rightful transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 4. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty days nor less then ten days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date is fixed, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation as provided in Section 10 of Article I. If no record date is fixed and prior action by the Board of Directors is required, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted, and which shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

Section 5. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VI

CERTAIN TRANSACTIONS

Section 1. Transactions with Interested Parties. No contract or transaction between the Corporation and one or more of its Directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its Directors or officers are Directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction or solely because his or their votes are counted for such purpose, if:

(a) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or

(b) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

Section 2. Quorum. Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE VII

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the corporation, if any, may be declared by the Board of Directors at any regular or special meeting or by written consent, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

Section 2. Reserves. The Directors may set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 3. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 4. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 5. Seal. The Board of Directors may, by resolution, adopt a corporate seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the word “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. The seal may be altered from time to time by the Board of Directors.

ARTICLE XIII

AMENDMENTS

These By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the certificate of incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors provided, however, that in the case of a regular or special meeting of stockholders, notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting.

Register of Amendments to the By-Laws

Date	Section Affected	Change

Exhibit E

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is entered into as of this [____] day of December, 2004, by and among Citrix Systems, Inc., a Delaware corporation (“Parent”), Net6, Inc., a Delaware corporation (the “Company”), Tim Guleri (the “Stockholder Representative”) and JPMorgan Chase Bank, N.A., a New York State Charter Bank (the “Escrow Agent”).

RECITALS

WHEREAS, Parent, Hal Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company and the Stockholder Representative have entered into that certain Agreement and Plan of Merger dated as of November 21, 2004 (the “Merger Agreement;” capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger;

WHEREAS, pursuant to Section 2.6(e) of the Merger Agreement, (i) a portion of the Merger Consideration equal to $6,000,000 in cash (the “Indemnity Escrow Amount”) is to be paid by Parent, on behalf of the Stockholders, to the Escrow Agent and held in escrow for the purpose of funding claims for indemnification by any Indemnified Party pursuant to Article X of the Merger Agreement and (ii) a portion of the Merger Consideration equal to $750,000 in cash (the “Working Capital Escrow Amount”) is to be paid by Parent, on behalf of the Stockholders, to the Escrow Agent and held in escrow for the purpose of funding any Working Capital Deficiency pursuant to Section 2.6(c)(vii) of the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, the Stockholders have appointed the Stockholder Representative to represent them for all purposes in connection with this Agreement and the indemnification and merger consideration provisions of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual obligations and covenants set forth herein, the parties hereto agree as follows:

1. Appointment of Escrow Agent. The parties hereto hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the escrow agent pursuant to this Agreement.

2. Receipt of Escrow Amounts. By its signature below, the Escrow Agent acknowledges receipt of the Indemnity Escrow Amount and the Working Capital Escrow Amount. The Indemnity Escrow Amount shall be held by the Escrow Agent as a trust fund in a separate account (the “Indemnity Escrow Account”) maintained for the purposes, and on the terms and subject to the conditions, set forth in this Agreement. The Working Capital Escrow Amount shall be held by the Escrow Agent as a trust fund in a separate account (the “Working Capital Escrow Account” and, together with the Indemnity Escrow Account, the “Escrow

Accounts”) maintained for the purposes, and on the terms and subject to the conditions, set forth in this Agreement.

3. Investment of Escrow Amounts.

(a) During the term of this Agreement, the Indemnity Escrow Amount and the Working Capital Escrow Amount and all interest thereon shall be invested and reinvested by the Escrow Agent in the investment(s) indicated on Schedule 1. All investment orders involving U.S. Treasury obligations, commercial paper and other direct investments will be executed through JPMorgan Fleming Asset Management (“JPMFAM”), in the investment management division of JPMorgan Chase. Subject to principles of best execution, transactions are effected on behalf of the Escrow Accounts through broker-dealers selected by JPMFAM. In this regard, JPMFAM seeks to attain the best overall result for the Escrow Accounts, taking into consideration quality of service and reliability. An agency fee will be assessed in connection with each transaction. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of (i) any investment in an investment indicated on Schedule 1, (ii) any investment made pursuant to the instructions of the parties hereto, (iii) any liquidation of any investment prior to its maturity or (iv) the failure of the parties to give the Escrow Agent instructions to reinvest the Indemnity Escrow Amount or the Working Capital Escrow Amount.

(b) If the Escrow Agent has not received joint written instructions of Parent and the Stockholder Representative (“Joint Written Instructions”) at any time that an investment decision must be made, the Escrow Agent shall invest the Indemnity Escrow Amount or the Working Capital Escrow Amount, as applicable, and all interest thereon, in the investment(s) indicated on Schedule 1. All interest and other income earned on the Indemnity Escrow Amount through the Indemnity Escrow Termination Date (as defined below) shall not become part of the Indemnity Escrow Amount. For tax purposes, all interest and other income earned on the Indemnity Escrow Amount shall be reported as taxable income of Parent, and the Escrow Agent and Parent shall file applicable tax forms consistent with such treatment. The Escrow Agent shall pay to EquiServe, Inc., a Delaware corporation, and its fully owned subsidiary EquiServe Trust Company, N.A., a national banking association (collectively, the “Payment Agent”) from the Indemnity Escrow Account annually, no later than thirty (30) days after the end of each calendar year, the amount of such interest and other income earned during such calendar year for distribution to the Stockholders in accordance with the Merger Agreement.

(c) All interest and other income earned on the Working Capital Escrow Amount through the Working Capital Escrow Termination Date (as defined below) shall not become part of the Working Capital Escrow Amount. For tax purposes, all interest and other income earned on the Working Capital Escrow Amount shall be reported as taxable income of Parent, and the Escrow Agent and Parent shall file applicable tax forms consistent with such treatment. The Escrow Agent shall disburse to the Payment Agent from the Working Capital Escrow Account, no later than two (2) Business Days after the Working Capital Escrow Termination Date, the amount of such interest and other income for distribution to the Stockholders in accordance with the Merger Agreement.

(d) Within five (5) Business Days after the end of each calendar month prior to the Working Capital Escrow Termination Date, the Escrow Agent shall deliver to Parent a monthly statement of interest and any other income earned on the Working Capital Escrow Amount during such calendar month and for the calendar year to date. Within five (5) Business Days after the end of each calendar month prior to the Indemnity Escrow Termination Date, the Escrow Agent shall deliver to Parent a monthly statement of interest and any other income earned on the Indemnity Escrow Amount during such calendar month and for the calendar year to date.

(e) The correct taxpayer identification numbers of Parent and each of the Stockholders are set forth on Schedule 2. The Escrow Agent shall be provided with a fully completed and executed Internal Revenue Service Form W-8 or W-9, as applicable, from each of Parent, the Company and the Stockholder Representative at the time of closing. The Escrow Agent shall file such reports and withhold such taxes as it determines is required by law or regulation. It is expressly agreed and understood that the Escrow Accounts shall be treated as grantor trusts of Parent for tax purposes and Parent shall be responsible for filing any applicable tax returns with respect to the interest and other income earned on the Indemnity Escrow Amount and the Working Capital Escrow Amount.

4. Release of Escrow Amounts.

(a) On each occasion on which Parent determines that any Indemnified Party may be entitled to indemnification for any amount pursuant to Article X of the Merger Agreement, Parent may deliver to the Stockholder Representative and the Escrow Agent a Claim Certificate for the payment of such amount pursuant to Section 10.4(a) of the Merger Agreement.

(b) Within thirty (30) days after receipt by the Stockholder Representative of a Claim Certificate, the Stockholder Representative may deliver to Parent and the Escrow Agent a written objection to all or any part of the Claim Certificate (an “Objection”). The Objection shall set forth in detail the basis of the Stockholder Representative’s objection to the Claim Certificate and the amount in dispute.

(c) If the Stockholder Representative fails to deliver an Objection to Parent and the Escrow Agent by 5:00 p.m. Eastern Time on the thirtieth (30th) day following the receipt by the Stockholder Representative of a Claim Certificate, the Escrow Agent shall pay to the Indemnified Parties out of the Indemnity Escrow Account an amount equal to the amount requested in the Claim Certificate (up to a maximum of the Indemnity Escrow Amount). Any such payment shall be made on or before the second (2nd) Business Day following the expiration of such thirty (30)-day period. The Escrow Agent shall continue to hold any amounts remaining in the Indemnity Escrow Account following the payment of any Claim Certificate in accordance with the terms of this Agreement.

(d) If the Stockholder Representative properly delivers a timely Objection with respect to all or any portion of a Claim Certificate, the Escrow Agent shall not disburse, and shall continue to hold in the Indemnity Escrow Account, the amount requested in the Claim Certificate or the disputed portion thereof, as applicable, pending receipt of either (i) payment instructions signed by Parent and the Stockholder Representative, specifying the agreement of the parties as to the action to be taken by the Escrow Agent in respect of such Claim Certificate (“Joint Payment Instructions”) or (ii) a notice from either Parent or the Stockholder Representative stating that either (A) such Claim Certificate has been submitted to a court of competent jurisdiction for judgment and that a judgment with respect to such matters has been rendered or (B) such Claim Certificate has been submitted to a panel of arbitrators with proper jurisdiction and that a final nonappealable award with respect to such arbitration has been rendered (in each case, a “Judgment Notice”), which Judgment Notice shall be accompanied by a copy of a final, nonappealable order of such court or such arbitration panel, as applicable (each an “Order”), pursuant to which such court or arbitration panel has determined whether and to what extent the Indemnified Parties are entitled to the amount requested in the Claim Certificate. Upon receipt of Joint Payment Instructions or a Judgment Notice, as applicable, the Escrow Agent shall thereafter act in accordance with Section 4(e) or 4(f) below, as applicable. A copy of any Judgment Notice or Order shall be delivered to each party at the same time as it is delivered to the Escrow Agent.

(e) Upon receipt by the Escrow Agent of Joint Payment Instructions, if such Joint Payment Instructions indicate that any Indemnified Parties are entitled to payment in respect of all or any portion of the Claim Certificate, then the Escrow Agent shall release from the Indemnity Escrow Account and pay to the Indemnified Parties the amount indicated in such Joint Payment Instructions (up to a maximum of the Indemnity Escrow Amount). Such payment shall be made on or before the second (2nd) Business Day following the date on which such Joint Payment Instructions are received by the Escrow Agent. If such Joint Payment Instructions indicate that the Indemnified Parties are not entitled to all or any portion of the amount claimed in such Claim Certificate (a “Discharge Notice”), then the Escrow Agent shall continue to hold such amount in the Indemnity Escrow Account in accordance with the terms of this Agreement until such amounts are to be disbursed: (i) to the Payment Agent, pursuant to Sections 4(i) or 4(j), for distribution to the Stockholders in accordance with the Merger Agreement; (ii) to any Indemnified Parties in respect of another Claim Certificate pursuant to Sections 4(c), 4(e) or 4(f), or (iii) to any Person pursuant to Section 4(m).

(f) If the Escrow Agent has received a Judgment Notice with respect to any Claim Certificate, then the Escrow Agent shall release from the Indemnity Escrow Account and pay to the Indemnified Parties an amount equal to the amount due the Indemnified Parties. Such payment shall be made on or before the second (2nd) Business Day following the date on which the Escrow Agent received such Judgment Notice. If the Order accompanying such Judgment Notice indicates that the Indemnified Parties are not entitled to all or any portion of the amount claimed in the Claim Certificate (a “Determination Discharge”), then the Escrow Agent shall continue to hold such amount to which the Indemnified Parties were determined not to be entitled in accordance with the terms of this Agreement until such amounts are to be disbursed: (i) to the Payment Agent, pursuant to Sections 4(i) or 4(j), for distribution to the Stockholders in accordance with the Merger Agreement; (ii) to any Indemnified Parties in respect of another Claim Certificate pursuant to Sections 4(c), 4(e) or 4(f), or (iii) to any Person pursuant to Section 4(m).

(g) (1) Upon receipt by the Escrow Agent of written instructions from Parent on or after the Final Determination Date (“Written Instructions”), if such Written Instructions indicate that the Closing Working Capital is less than the Estimated Working Capital, then the Escrow Agent shall release from the Working Capital Escrow Account and transfer to Parent: (i) an amount in cash equal to the

Working Capital Deficiency; or (ii) if such Written Instructions indicate that the Working Capital Deficiency is greater than the Working Capital Escrow Amount, then the Escrow Agent shall release from the Working Capital Escrow Account and distribute to Parent an amount in cash equal to the entire Working Capital Escrow Amount. Such disbursement shall be made on or before the second (2nd) Business Day following the date on which such Written Instructions are received by the Escrow Agent.

(2) Upon receipt by the Escrow Agent of Written Instructions, if such Written Instructions indicate that the Working Capital Deficiency is greater than the Working Capital Escrow Amount, then the Escrow Agent shall, after releasing the Working Capital Escrow Amount to Parent pursuant to Section 4(g)(1), release from the Indemnity Escrow Account and distribute to Parent the Working Capital Indemnity Amount. Such disbursement shall be made on or before the second (2nd) Business Day following the date on which such Written Instructions are received by the Escrow Agent.

(3) Upon receipt by the Escrow Agent of Written Instructions, if such Written Instructions indicate that the Working Capital Deficiency is less than the Working Capital Escrow Amount, then the Escrow Agent shall release from the Working Capital Escrow Account and disburse to the Payment Agent, after making the disbursement of the Working Capital Deficiency specified in Section 4(g)(1), the balance of the Working Capital Escrow Amount for distribution to the Stockholders in accordance with the Merger Agreement. Such disbursement shall be made on or before the second (2nd) Business Day following the date on which such Written Instructions are received by the Escrow Agent.

(h) Upon receipt by the Escrow Agent of Written Instructions, if such Written Instructions indicate that the Closing Working Capital equals or exceeds the Estimated Working Capital, then the Escrow Agent shall release from the Working Capital Escrow Account and disburse to the Payment Agent the entire Working Capital Escrow Amount for distribution to the Stockholders in accordance with the Merger Agreement. Such disbursement shall be made on or before the second (2nd) Business Day following the date on which such Written Instructions are received by the Escrow Agent.

(i) The twelve (12) month anniversary of the Closing Date is referred to herein as the “Initial Reduction Date.” On the Initial Reduction Date, the Indemnity Escrow Amount shall automatically be reduced by an amount equal to the excess (if any) of (x) the balance of the Indemnity Escrow Amount on the Initial Reduction Date over (y) $1,500,000 (such excess being referred to as the “Initial Indemnity Escrow Disbursement”). On or before the second (2nd) Business Day following the receipt of Joint Written Instructions by the Escrow Agent notifying the Escrow Agent of the Initial Reduction Date, subject to the provisions of the following sentence, the Escrow Agent shall pay to the Payment Agent the Initial Indemnity Escrow Disbursement for distribution to the Stockholders in accordance with the Merger Agreement. If, however, the Escrow Agent shall have received on or before the Initial Reduction Date one or more Claim Certificates that have not been paid in accordance with Section 4(c) as of the Initial Reduction Date and as to which, on the Initial Reduction Date, the Escrow Agent has not received and fully acted upon Joint Payment Instructions or a Judgment Notice, nor received a Discharge Notice or a Determination Discharge (any such Claim Certificate being referred to as an “Initial Outstanding Claim”), the Escrow Agent shall retain and continue to hold in accordance with the terms hereof an amount equal to the amount requested in all such Initial Outstanding Claims (the “Initial Retained Amount”) but shall pay to the Payment Agent an amount equal to the excess, if any, of the Initial Indemnity Escrow Disbursement over the Initial Retained Amount for distribution to the Stockholders in accordance with the Merger Agreement; and, thereafter, the Escrow Agent shall release from the Indemnity Escrow Account all or portions of the Initial Retained Amount to Parent and/or the Payment Agent for distribution to the Stockholders in accordance with the Merger Agreement, as applicable, as and when it receives Joint Payment Instructions, Judgment Notices, Discharge Notices or Determination Discharges, as applicable, related to the Initial Outstanding Claims. Following the Initial Reduction Date, in the event that the Initial Retained Amount at any time exceeds the amount of all Initial Outstanding Claims that have not been paid to the Indemnified Parties or that are not subject to a Discharge Notice or Determination Discharge, the Escrow Agent shall pay to the Payment Agent within five (5) Business Days of the Stockholder Representative’s written request for such payment, an amount equal to such excess for distribution to the Stockholders in accordance with the Merger Agreement. The balance of the Indemnity Escrow Amount shall be held in escrow to fund claims for indemnification by any Indemnified Party pursuant to Article X of the Merger Agreement.

(j) The twenty-four (24)-month anniversary of the Closing Date is referred to herein as the “Final Reduction Date.” On the Final Reduction Date, the Indemnity Escrow Amount shall be reduced by an amount equal to the excess (if any) of (x) the balance of the Indemnity Escrow Amount on the Final Reduction Date over (y) the portion of the Initial Retained Amount not previously disbursed as provided in Section 4(i) hereof (the “Final Disbursement Amount”). On or before the second (2nd) Business Day following the receipt of Joint Written Instructions by the Escrow Agent notifying the Escrow Agent of the Final Reduction Date, subject to the provisions of the following sentence, the Escrow Agent shall pay to the Payment Agent from the Indemnity Escrow Account the Final Disbursement Amount for distribution to the Stockholders in accordance with the Merger Agreement. If, however, the Escrow Agent shall have received on or before the Final Reduction Date one or more Claim Certificates that have not been paid in accordance with Section 4(c) as of the Final Reduction Date and that were not included in determining the Initial Retained Amount and as to which, on the Final Reduction Date, the Escrow Agent has not received and fully acted upon Joint Payment Instructions or a Judgment Notice, nor received a Discharge Notice or a Determination Discharge (all such Claim Certificates, together with the Initial Outstanding Claims, the “Final Outstanding Claims”), the Escrow Agent shall retain and continue to hold in accordance with the terms hereof an amount equal to the amount requested in all such Final Outstanding Claims (all such amounts, together with any portion of the Initial Retained Amount not previously disbursed as provided in Section 4(i), the “Final Retained Amount”) but shall pay to the Payment Agent an amount equal to the excess, if any, of the Final Disbursement Amount over the Final Retained Amount for distribution to the Stockholders in accordance with the Merger Agreement; and, thereafter, the Escrow Agent shall release from the Indemnity Escrow Account to Parent and/or the Payment Agent for distribution to the Stockholders in accordance with the Merger Agreement, as applicable, all or portions of the Final Retained Amount as and when it receives Joint Payment Instructions, Judgment Notices, Discharge Notices or Determination Discharges, as applicable, related to the Final Outstanding Claims. Following the Final Reduction Date, in the event that the Final Retained Amount at anytime exceeds the amount of all Final Outstanding Claims that have not been paid to the Indemnified Parties or that are not subject to a Discharge Notice or Determination Discharge, the Escrow Agent shall pay to the Payment Agent within two (2) Business Days of the Stockholder Representative’s written request for such payment, an amount equal to such excess for distribution to the Stockholders in accordance with the Merger Agreement.

(k) Upon receipt of written instructions signed by the Stockholder Representative indicating that the Stockholder Representative has incurred reasonable expenses in connection with the performance of its duties under this Agreement or the Merger Agreement, the Escrow Agent shall promptly reimburse the Stockholder Representative for the amount of (i) any reasonable expenses related to costs and charges of the Accounting Referee’s review and report, from the Working Capital Escrow Account and (ii) any other reasonable expenses, from the Indemnity Escrow Account.

(l) As promptly as practicable following the disbursement of any funds from the Indemnity Escrow Account or the Working Capital Escrow Account, the Escrow Agent shall send a written statement to the Stockholder Representative and Parent stating the amount of the disbursement and the amounts remaining in the Indemnity Escrow Account or the Working Capital Escrow Account, as applicable.

(m) Notwithstanding the foregoing, if at any time the Escrow Agent shall receive Joint Written Instructions to release all or a portion of the Indemnity Escrow Amount or the Working Capital Escrow Amount, then within two (2) Business Days after receipt of such Joint Written Instructions, the Escrow Agent shall release the Indemnity Escrow Amount or the Working Capital Escrow Amount, as applicable, in accordance with such Joint Written Instructions. The parties will cooperate in good faith in executing such Joint Written Instructions whenever reasonably necessary to ensure distributions of escrowed funds to the party entitled thereto under the terms of the Merger Agreement. The date on which the entire Indemnity Escrow Amount has been disbursed from the Indemnity Escrow Account shall be referred to herein as the “Indemnity Escrow Termination Date.” The date on which the entire Working Capital Escrow Amount has been disbursed from the Working Capital Escrow Account shall be referred to herein as the “Working Capital Escrow Termination Date.”

5. Duties of the Escrow Agent.

(a) Duties in General.

(1) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein (and required by applicable law), which the parties agree are ministerial in nature, and no duties shall be implied. If in doubt as to its duties and responsibilities hereunder, the Escrow Agent may consult with legal counsel of its choice and shall be protected in any action taken or omitted in connection with the advice or opinion of such legal counsel.

(2) If the Escrow Agent becomes involved in litigation with respect to this Agreement for any reason, it is hereby authorized to: (i) deposit the Indemnity Escrow Amount and the Working Capital Escrow Amount with the clerk of such court in which such litigation is pending or (ii) interplead all interested parties in any court of competent jurisdiction and deposit with the clerk of such court the Indemnity Escrow Amount and the Working Capital

Escrow Amount. Upon the happening of either (i) or (ii) above, the Escrow Agent shall be fully relieved and discharged of any further duties hereunder.

(3) If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto that, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise by Joint Written Instructions or by a final order or judgment of a court of competent jurisdiction. In addition, if the Escrow Agent should at any time be confronted with inconsistent claims or demands by the parties hereto, the Escrow Agent shall also have the right to interplead such parties in any state or federal court located in the State of Delaware (or if such court does not have jurisdiction, any other court of competent jurisdiction), to deposit the Indemnity Escrow Amount and the Working Capital Escrow Amount with the clerk of such court and to request that such court determine the respective rights of the parties under this Agreement, and, upon doing so, the Escrow Agent automatically shall be released from any obligations or liability as a consequence of any claims or demands hereunder.

(b) Exculpation. Except for the Escrow Agent’s own willful misconduct or gross negligence, (i) the Escrow Agent shall have no liability of any kind whatsoever for its performance of, or from having refrained from performing, any duties imposed upon the Escrow Agent under this Agreement or for any of its acts or omissions hereunder; (ii) the Escrow Agent shall not be responsible for any of the acts or omissions of the parties hereto; (iii) the Escrow Agent shall not be liable to anyone for damages, losses or expenses arising out of this Agreement; (iv) the Escrow Agent may rely and/or act upon any written instrument, document or request believed by the Escrow Agent in good faith to be genuine and to be executed and delivered by the proper Person, may assume in good faith the authenticity, validity and effectiveness thereof and shall not be obligated to make any investigation or determination as to the truth and accuracy of any information contained therein and (v) the Escrow Agent shall have no liability of any kind whatsoever for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of legal counsel, accountants or other skilled persons to be selected and retained by it. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) No Additional Duties. The Escrow Agent shall have no duties except those that are expressly set forth herein, and it shall not be bound by any notice of a claim or demand hereunder or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing.

(d) Miscellaneous. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. The Escrow Agent shall not be responsible for and shall not be under a duty to examine or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amendatory or supplemental hereto.

6. Indemnity. The Stockholders and Parent shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the “Indemnitees”) from all loss, liability or expense (including the fees and expenses of legal counsel) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, except in the case of any Indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of such Indemnitee or (ii) the Escrow Agent following any instructions or other directions from Parent and the Stockholder Representative, except to the extent that following any such instruction or direction is expressly forbidden by the terms of this Agreement. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

7. Resignation of the Escrow Agent; Acquisition of the Escrow Agent. The Escrow Agent, and any successor Escrow Agent, may resign at any time as the Escrow Agent hereunder by giving at least fifteen (15) Business Days written notice to the parties. Upon such resignation and the appointment of a successor Escrow Agent, the resigning Escrow Agent shall be absolved from any further duties as the Escrow Agent hereunder. Upon their receipt of notice of resignation from the Escrow Agent, Parent and the Stockholder Representative shall use their reasonable best efforts jointly to designate a successor Escrow Agent. If Parent and the Stockholder Representative do not agree upon a successor Escrow Agent within fifteen (15) Business Days after the receipt by the parties of the Escrow Agent’s resignation notice, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief and any such resulting appointment shall be binding upon all parties hereto. By mutual agreement, Parent and the Stockholder Representative shall have the right at any time upon not less than seven (7) Business Days written notice to terminate their appointment of the Escrow Agent, or any successor Escrow Agent, as the Escrow Agent hereunder. Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor Escrow Agent shall continue to act as the Escrow Agent until a successor is appointed and qualified to act as the Escrow Agent.

Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Agreement without further act, and the Escrow Agent shall notify the other parties hereto of such occurrence.

8. Fees and Expenses of the Escrow Agent. The fees and the expenses of the Escrow Agent for its services hereunder shall be paid by Parent in accordance with Schedule 3. The provisions of this Section 8 shall survive any termination of this Agreement and removal or resignation of the Escrow Agent.

9. Notices. All notices and other communications required or permitted pursuant to this Agreement shall be in writing and addressed to such party for whom such communication is intended at the applicable address set forth below. Such notice shall be deemed to have been duly given (i), with regard to the Escrow Agent, when actually received by the Escrow Agent and (ii), with regard to any other party hereto, when delivered personally (which shall include delivery by Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other confirmation of delivery) to the party for whom such communication is intended or two (2) Business Days after the date mailed by certified mail, return receipt requested, postage prepaid, as follows:

If to Parent:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attention: General Counsel

Telephone: (954) 267-3000

Facsimile: (954) 267-2862

with a copy to:

Testa, Hurwitz & Thibeault, LLP

125 High Street

Boston, MA 02110

Attention: Steven C. Browne

Telephone: (617) 248-7000

Facsimile: (617) 248-7100

If to the Stockholder Representative:

Tim Guleri

c/o Sierra Ventures

2884 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Telephone: (650) 854-1000

Facsimile: (650) 854-5593

with a copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Attention: Shivbir S. Grewal

Telephone: (949) 725-4000

Facsimile: (949) 725-4100

If to the Escrow Agent:

JPMorgan Chase Bank

4 New York Plaza, 21st Floor

New York, NY 10004

Attention: Audrey Mohan

Telephone: (212) 623-5087

Facsimile: (212) 623-6168

or to such other address as such party shall specify by written notice to the other parties hereto. Any notice sent to the Escrow Agent shall also be sent to the other parties to this Agreement.

10. Assignment. Parent may assign its rights and obligations under this Agreement to the same extent it is permitted to assign its rights and obligations under the Merger Agreement.

11. Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 4, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Parent or the Stockholder Representative to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

12. Miscellaneous. This Agreement and, with respect to Parent, the Company and the Stockholder Representative, the Merger Agreement embody the entire agreement and understanding of the parties concerning the Indemnity Escrow Amount and the Working Capital Escrow Amount and, in the event of any inconsistency between this Agreement and the Merger Agreement, this Agreement shall control. This Agreement may be amended only by a writing signed by the party against whom enforcement is sought. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except the choice of law rules utilized in that state. This Agreement shall bind and inure to the benefit of the parties hereto and their respective, heirs, personal representatives, successors and permitted assigns. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds, irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising out of or relating to this Agreement. The Escrow Agent shall not be liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party.

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To evidence their agreement, the parties have caused this Agreement to be executed on the date first written above.

CITRIX SYSTEMS, INC.

By:
Name:
Title:

NET6, INC.

By:
Name:
Title:

Name:	Tim Guleri
Title:	Stockholder Representative

JPMORGAN CHASE BANK, N.A.

By:
	Name:	Jo Anne Osborn
	Title:	Vice President

The following Exhibits and Schedules to the Agreement and Plan of Merger have been omitted or partially omitted in accordance with Item 601(b)(2) of Regulation S-K.

EXHIBITS

Exhibit B	Exhibit A to Form of Certificate of Merger

Exhibit D	Schedules to Form of Escrow Agreement

SCHEDULES
Schedule 1	Persons Executing Voting Agreement
Schedules 3.1 - 8.1	Company Disclosure Schedules
Schedule 9.3(j)	Stockholders and Others to Approve Agreement

Citrix Systems, Inc. will furnish supplementally a copy of any omitted or partially omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Citrix Systems, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.